Exhibit 10.5

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY Incorporating changes made pursuant to amendment agreements dated 29 September 2004, 28 October 2004, 7 January 2005, 22 August 2005 and 31 March 2006

£200,000,000 MULTI-CURRENCY TERM, REVOLVING CREDIT FACILITIES AGREEMENT

dated  4  MARCH 2004

for

IRON MOUNTAIN EUROPE LIMITED

arranged by

BARCLAYS CAPITAL

and

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

WITH

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

acting as Facility Agent

and

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND
acting as Security Trustee

£200,000,000 MULTI-CURRENCY TERM, REVOLVING CREDIT FACILITIES AGREEMENT

32.	Sharing Among The Finance Parties	114

33.	Payment Mechanics	116

34.	Set-Off	119

35.	Application Of Proceeds	119

36.	Notices	121

37.	Calculations And Certificates	124

38.	Partial Invalidity	124

39.	Remedies And Waivers	124

40.	Amendments And Waivers	125

41.	Counterparts	126

42.	Governing Law	127

43.	Enforcement	127

SCHEDULE 1 The Original Parties		128
	Part I The Original Obligors	128
	Part II The Original Lenders	129
	Part III Dormant Subsidiaries	130

SCHEDULE 2 Conditions Precedent		131
	Part I Conditions Precedent To Initial Utilisation	131
	Part II Conditions Precedent Required To Be Delivered By An Additional Obligor	136
	Part III Transaction Security Documents And Security Related Documents To Be Delivered By Additional Obligors	140

Schedule 3 Requests		141
	Part I A Utilisation Request	141
	Part I BUtilisation Request	143
	Part II Selection Notice	145

SCHEDULE 4 Mandatory Cost Formulae		146

SCHEDULE 5 Form Of Transfer Certificate		149

SCHEDULE 6 Form Of Accession Letter		151

SCHEDULE 7 Form Of Compliance Certificate		153

SCHEDULE 8 Timetables		155
	Part I.	155
	Part II Letters Of Credit	157

SCHEDULE 9 Material Companies		158

SCHEDULE 10 LMA Confidentiality Undertaking		159

Schedule 11.	164
Part I Existing Retained Facilities	164
Part II Existing Retained Security	166

SCHEDULE 12 Form Of Letter Of Credit	168

THIS AGREEMENT is dated fourth March 2004 and made

BETWEEN:

(1)                            IRON MOUNTAIN EUROPE LIMITED (registration number 2321917) (the “Parent”);

(2)                            THE PARENT AND THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Obligors) as original borrowers (the “Original Borrowers”);

(3)                            THE PARENT AND THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Obligors) as original guarantors (together with the Parent, the “Original Guarantors”);

(4)                            BARCLAYS CAPITAL and THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND (whether acting individually or together the “Arranger”);

(5)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)                            THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as Facility Agent of the Lenders (the “Facility Agent”);

(7)                            THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as Security Trustee for the Secured Parties (the “Security Trustee”); and

(8)                            THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as issuing bank (the “Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                DEFINITIONS AND INTERPRETATION

1.1                         Definitions

In this Agreement:

“ABN Charges” means the deeds of mortgage granted by Iron Mountain Nederland B.V. in favour of ABN Onroerend Goed Lease B.V. and listed in Part II (Existing Retained Security) of Schedule 11.

“ABN Pledges” means the pledges of bank accounts dated 25 November 1996, 29 December 1997 and 31 October 2000 granted by Iron Mountain Nederland B.V. in favour of ABN Amro and listed in Part II (Existing Retained Security) of Schedule 11.

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Principles” means generally accepted accounting principles in the United Kingdom.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 28 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11:00 a.m. on a particular day.

“Ancillary Commitment” means, in relation to an Ancillary Lender the maximum amount from time to time of the Ancillary Facilities made available by such Ancillary Lender to the extent not cancelled under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available to any Obligor upon request as described in Clause 9 (Ancillary Facilities).  The Facility Agent hereby confirms by its signature to this Agreement that the following are Ancillary Facilities at the date of this Agreement,

(a)                                      a £5,000,000 multi option facility made between Bank of Scotland and certain Obligors dated on or about the date of this Agreement;

(b)                                     a £5,000,000 facility made between Barclays Bank PLC and certain Obligors dated on or about the date of this Agreement.

“Ancillary Lender” means any Lender or Lenders selected as an Ancillary Lender by the Parent by notice to the Facility Agent.  Barclays Bank PLC and The Governor and Company of the Bank of Scotland are Ancillary Lenders as at the date of this Agreement.

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Facility the aggregate of the following amounts outstanding under that Ancillary Facility then in force:

(a)                                      the principal amount under each overdraft facility and on demand short term loan facility calculated on a net basis;

(b)                                     the face amount of each guarantee, bond and letter of credit under each guarantee, bonding or letter of credit facility; and

(c)                                      the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or market practice.

“Ancillary Utilisation” means an advance made or guarantee, bond or letter of credit issued under the Ancillary Facility.

“Anniversary” means an anniversary of the date of signing of this Agreement.

“Approved Subordinated Debt” means:

(a)                                      Subordinated Loans under the Subordinated Loan Agreement; and

(b)                                     any subordinated debt to which the Majority Lenders have given their prior written consent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)                                      in relation to the Term Facility, the period from and including the date of this Agreement to and including the date falling one Month after the date of this Agreement; and

(b)                                     in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the Final Maturity Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)                                      the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)                                     in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date and the Lender’s participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment under that Facility.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means sterling.

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.7 (Revaluation of Letters of Credit) at six monthly intervals, as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“Borrowings” has the meaning ascribed to it in Clause 24.1 (Financial definitions).

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 28 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)                                      the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                     the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)                                      (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                     (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means, at any time, cash at bank denominated in sterling, dollars or euro and credited to an account in the name of an Obligor with an Eligible Deposit Bank and to which an Obligor is alone beneficially entitled and for so long as:

(a)                                      that cash is repayable on demand;

(b)                                     repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition; and

(c)                                      there is no Security over that cash except Transaction Security.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (Confidentiality Undertaking) or in any other form agreed between the Parent and the Facility Agent.

“Commitment” means a Term Commitment or a Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Conditions Subsequent Longstop Date” has the meaning ascribed to it in Clause 25.23 (Conditions Subsequent).

“Consolidated Total Net Debt” has the meaning given to such term in Clause 24.1 (Financial definitions).

“Credit Participation” means, in relation to a Lender, the aggregate of:

(a)                                      its aggregate Commitments; and

(b)                                     its aggregate Ancillary Commitments (if any).

“Dangerous Substances” means any radiation and any substance (whether in solid or liquid or gaseous form) capable (whether alone or in combination with any other substance) of causing harm to man or any other living organism or damaging property or the environment including, without limitation, any controlled, special, hazardous, toxic, radioactive or dangerous waste.

“Debenture” means any Transaction Security Document described as a debenture in paragraph 4 of Schedule 2 (Conditions Precedent).

“Debt or Equity Issue” has the meaning ascribed to it in Clause 11.8 (Mandatory Prepayment from Debt or Equity Proceeds).

“Debt or Equity Proceeds” has the meaning ascribed to it in Clause 11.8 (Mandatory Prepayment from Debt or Equity Proceeds).

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Dormant” has the meaning given to it in Section 249AA(4) of the Companies Act 1985.

“Dormant Subsidiaries” means each of the members of the Group which are Dormant and which are listed in Part III of Schedule 1 (The Original Parties).

“Due Diligence Report” means the due diligence report dated 27 January 2004 prepared by RSM Robson Rhodes and addressed to and/or capable of being relied upon by the Arranger and the Secured Parties.

“EBITDA” has the meaning given to such term in Clause 24.1 (Financial definitions).

“Eligible Deposit Bank” means any bank or financial institution with a short term rating of at least A1 granted by Standard and Poor’s Corporation or P1 granted by Moody’s Investor’s Services Inc..

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)                                      the pollution or protection of the environment;

(b)                                     harm to or the protection of human health; or

(c)                                      the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Eurostorage Acquisition” means the acquisition of the assets, business and undertaking comprising Eurostorage Dossier & Archief Beheer B.V. by Iron Mountain Nederland B.V. on 27 February 2004.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Existing Deferred Consideration” means:

(a)                                      the deferred consideration of up to euros 2,200,000 due on 12 April 2004 by the Iron Mountain Holdings (Europe) Limited pursuant to the acquisition by Iron Mountain Holdings (Europe) Limited of the entire issued share capital of Iron Mountain Ireland (Holdings) Limited (formerly Beverley Records Management Limited);

(b)                                     the deferred consideration of up to euros 2,150,000 due on 1 July 2004 by Iron Mountain Ireland Limited pursuant to the acquisition by Iron Mountain Ireland Limited of the entire issued share capital of Record Data Limited; and

(c)                                      the deferred consideration of up to £6,200,000 due by Iron Mountain Holdings (Europe) Limited on demand pursuant to the acquisition by Iron Mountain Holdings (Europe) Limited of the entire issued share capital of Datavault Holdings Limited.

“Existing Facilities” means the term loans and working capital facility of up to £43,000,000 provided to, inter alia, the Parent pursuant to a facility agreement dated 7 May 2003.

“Existing Retained Facilities” means the loan and other facilities detailed in Part I of Schedule 11 (Existing Retained Facilities and Existing Retained Security).

“Existing Retained Inter-company Facilities” means:

(a)                                      the loan agreement dated 12 July 2003 made between the Parent and Iron Mountain Group (Europe) Limited pursuant to which Iron Mountain Group (Europe) Limited made available to the Parent a loan facility of up to £35,070,000.

(b)                                     the loan agreement dated 12 July 2003 made between the Parent and Iron Mountain Group (Europe) Limited pursuant to which Iron Mountain Group (Europe) Limited made available to the Parent a loan facility of up to £34,930,000.

(c)                                      the demand promissory note dated 4 January 1999 made between the Parent (then Britannia Data Management Limited) and Iron Mountain Group (Europe) Limited.

(d)                                     the senior subordinated bridge loan agreement dated 12 July 2003 made between the Parent and Iron Mountain Group (Europe) Limited pursuant to which Iron Mountain Group (Europe) Limited made available to the Parent a loan facility of up to £160,000,000.

“Existing Retained Security” means the security set out in Part II of Schedule 11.

“Expiry Date” means for a Letter of Credit, the last day of its Term.

“Facility” means the Term Facility or the Revolving Facility.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means:

(a)                                      any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Facility Agent and the Parent or the Security Trustee and the Parent) setting out any of the fees referred to in Clause 15 (Fees); and

(b)                                     any other agreement setting out fees referred to in Clause 15.4 (Fees payable in respect of Letters of Credit).

“Final Maturity Date” means the date falling five years from the date of this Agreement.

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Transaction Security Document, the Subordination Agreement, any Ancillary Document, any Hedging Agreement and any other document designated as a “Finance Document” by the Facility Agent and the Parent.

“Finance Party” means the Facility Agent, the Arranger, the Security Trustee, a Lender, the Issuing Bank, a Hedge Bank or any Ancillary Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                      Borrowings;

(b)                                     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account); and

(c)                                      (without double counting) the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition and any agreement to maintain the solvency of any person whether by investing in, lending to or purchasing the assets of such person.

“Financial Quarter” has the meaning given to that term in Clause 24.1 (Financial definitions).

“Fortis Pledge” means the pledge of bank accounts granted by Iron Mountain Nederland B.V. in favour of Fortis Bank and listed in Part II (Existing Retained Security) of Schedule 11.

“German Share Pledge Agreement” means the pledge agreement in respect of the shares in Iron Mountain Deutschland GmbH dated on or about 19 January 2005 and entered into by, inter alia, the Parent and the Security Trustee.

“German Transaction Security” means any security assumed and accepted by or through the Security Trustee or the Secured Parties, as the case may be, pursuant to any German Transaction Security Document and held or administered by the Security

Trustee on behalf of or in trust for the Secured Parties hereunder and any addition or replacement or substitution thereof.

“German Transaction Security Documents” means all Transaction Security Documents governed by German Law and “German Transaction Security Document” means any of them.

“Group” means the Parent and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 28 (Changes to the Obligors).

“Hays IMS” means the information management services business acquired by the Parent from Hays plc and certain of its associated companies comprising business and assets within the United Kingdom and shares in other jurisdictions.

“Hays IMS Acquisition” means the acquisition by the Group of the entire business and assets and certain shares comprising Hays IMS from Hays Plc on 16 July 2003, treated as effective as from 1 July 2003.

“Hays IMS Acquisition Indebtedness” has the meaning described to it in paragraph (a)(ii) of Clause 3.1 (Purpose).

“Hays’ Leases” means the leasehold interests to be assigned to certain members of the Group pursuant to the Hays IMS Acquisition.

“Hedge Bank” means any Lender or an Affiliate of a Lender which (if not a Lender) has acceded to this Agreement, which enters into a Hedging Agreement.

“Hedging Agreement” means any agreement entered into or to be entered into by a Borrower and a Hedge Bank for the purpose of hedging interest rate liabilities in relation to the Facilities in accordance with the Hedging Strategy Letter.

“Hedging Strategy Letter” means the letter in the agreed form from the Parent to the Facility Agent setting out the hedging strategy.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“ICC Charges” means the chattel mortgages and the debenture granted by Iron Mountain Ireland Limited in favour of Bank of Scotland (formerly ICC Bank plc) and listed in Part II (Existing Retained Security) of Schedule 11.

“Information Memorandum” means the document in the form approved by the Parent which, at the request of the Parent and on its behalf was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default Interest).

“Joint Venture Group Company” means any joint venture company, corporation, partnership, trust or other entity in any jurisdiction in which a member of the Group owns 75 per cent. or less of the issued share capital equity or voting rights.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit.

“Lender” means:

(a)                                      any Original Lender; and

(b)                                     any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)                                      a letter of credit, substantially in the form set out in Schedule 12 (Form of Letter of Credit) or in any other form requested by the Parent and agreed by the Facility Agent, the Issuing Bank and the Lenders; or

(b)                                     any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Facility Agent, the Issuing Bank and the Lenders.

“LIBOR” means, in relation to any Loan:

(a)                                      the applicable Screen Rate; or

(b)                                     (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a Term Loan or a Revolving Loan.

“LMA” means the Loan Market Association.

“Majority Creditors” means, at any time, a Lender or Lenders whose Credit Participations at that time aggregate more than 66 2/3% of the total Credit Participations at that time.

“Majority Lenders” means, at any time:

(a)                                      a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments at that time; or

(b)                                     if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 1.75 per cent. per annum:

but if:

(a)                                      no Event of Default has occurred and is continuing;

(b)                                     a period of at least 12 months has expired since the date of this Agreement; and

(c)                                      the ratio of Consolidated Total Net Debt at the end of the most recently completed Relevant Period to EBITDA for such Relevant Period is within the range set out below:

then the Margin for each Loan will be the percentage per annum set out below opposite that range.

Column A	Column B
Consolidated Total Net Debt to EBITDA	Margin% p.a.
Greater than or equal to 3.5:1	1.75
Less than 3.5:1 but greater than or equal to 3.0:1	1.50
Less than 3.0:1	1.25

Any increase or reduction in the Margin shall take effect on the date of receipt by the Facility Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 23.2 (Compliance Certificate) provided that:

(a)                                      if the Parent does not deliver a Compliance Certificate to the Facility Agent in accordance with the terms of Clause 23.2 (Compliance Certificate), the Margin shall as from the date immediately following the date on which such

Compliance Certificate should have been delivered until the date such Compliance Certificate is delivered, be 1.75 per cent. per annum; or

(b)                                     if an Event of Default has occurred and is continuing, the Margin shall, as from the date of the occurrence of the Event of Default until the date such Event of Default ceases to be continuing, be 1.75 per cent. per annum.

For the purpose of determining the Margin, Consolidated Total Net Debt to EBITDA and Relevant Period shall be determined in accordance with Clause 24.1 (Financial definitions).

“Material Adverse Effect” means a material adverse change in:

(a)                                      the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)                                     the ability of an Obligor to perform its payment obligations under the Finance Documents and/or its obligations under Clause 24.2 (Financial Condition); or

(c)                                      the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Company” means, at any time a Subsidiary of the Parent which:

(a)                                      is listed in Schedule 9 (Material Companies); or

(b)                                     has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 24 (Financial Covenants)) representing 5 per cent. or more of EBITDA; or

(c)                                      has gross assets or turnover (excluding intra-group items) representing 5 per cent. or more of the gross assets or turnover of the Group,

in each case calculated on a consolidated basis.

Compliance with the conditions set out in paragraphs (b) and (c) shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

However if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary.

A report by the auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and  binding on all Parties.

“Mentmore Disposal” means the disposal on 27 February 2004 by Mentmore plc of all of its shareholding in the Parent to Iron Mountain Mayflower Limited.

“Minimum Subordinated Debt Threshold” means £123,956,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                      (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                                     if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                                      if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.  “Monthly” shall be construed accordingly.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Optional Currency” means:

(a)                                      euro and/or US dollars; and

(b)                                     a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies) or, as the case may be, Clause 8.1(c) (Selection of Currency).

“Original Financial Statements” means the audited consolidated financial statements of the Parent.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Overseas Subsidiary” means those of the Subsidiaries incorporated in a jurisdiction other than the United Kingdom and Ireland.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pledged Company” means any direct or indirect Subsidiary of the Parent in respect of which 100% (or, in the case of Iron Mountain España S.A., 99.99%) of its voting and issued share capital is pledged pursuant to a Transaction Security Document provided that such Transaction Security Document creates a valid and effective fixed charge over such voting and issued share capital of such Subsidiary in its jurisdiction of incorporation.

“Qualifying Lender” has the meaning given to that term in Clause 16 (Tax Gross-up and Indemnities).

“Qualifying Subordinated Loans” means a Subordinated Loan which is made by the Subordinated Lender to the Parent provided that the principal amount of Subordinated Loans outstanding on the date such Subordinated Loan is made to the Parent exceeds the Minimum Subordinated Debt Threshold.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                      (if the currency is sterling) the first day of that period;

(b)                                     (if the currency is euro) two TARGET Days before the first day of that period; or

(c)                                      (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means the principal London offices of Barclays Bank PLC, The Governor and Company of the Bank of Scotland and HSBC Bank plc or such other banks as may be appointed by the Facility Agent in consultation with the Parent.

“Refinancing Premium” has the meaning ascribed to it in paragraph (c) of Clause 11.11 (Restrictions)

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)                                      its jurisdiction of incorporation;

(b)                                     any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)                                      any jurisdiction where it conducts its business; and

(d)                                     the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Renewal Request” means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repayment Date” means each of the dates specified in Clause 10.1 (Repayment of Term Loans) as Repayment Dates.

“Repayment Instalment” means each instalment for repayment of the Term Loans referred to in Clause 10.1 (Repayment of Term Loans).

“Repeating Representations” means each of the representations set out in Clauses 22.1 (Status) to Clause 22.6 (Governing law and enforcement), Clause 22.8 (No Default), paragraph (e) of Clause 22.9 (No misleading information), paragraphs (c) and (d) of Clause 22.10 (Financial statements), Clause 22.11 (No proceedings pending or threatened), Clause 22.16 (Pari Passu Ranking), Clause 22.17 (Transaction Security) to Clause 22.19 (Shares).

“Reports” means the Due Diligence Report.

“Revolving Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Revolving Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Revolving Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Loan or a Letter of Credit.

“Rollover Loan” means one or more Revolving Loans:

(a)                                      made or to be made on the same day that:

(i)                        a maturing Revolving Loan is due to be repaid; or

(ii)                     a demand by the Facility Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)                                     the aggregate amount of which is equal to or less than the maturing Revolving Loan or the relevant claim in respect of that Letter of Credit;

(c)                                      in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)                                     made or to be made to the same Borrower for the purpose of:

(i)                        refinancing a maturing Revolving Loan; or

(ii)                     satisfying the relevant claim in respect of that Letter of Credit.

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period in the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Secured Obligations” means all obligations which any of the Obligors may at any time have to the Security Trustee (whether for its own account or as trustee for the Secured Parties) or any of the other Secured Parties under or pursuant to the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity), including the obligations set out in Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)) of the Facility Agreement.

“Secured Parties” means the Security Trustee, the Arrangers, the Facility Agent and each Lender, the Issuing Bank, each Ancillary Lender and each Hedge Bank from time to time party to this Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility.

“Spanish Public Document” means documento público.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subordinated Loans” means the unsecured loans made by the Subordinated Lender to the Parent under the Subordinated Loan Agreement.

“Subordinated Lender” means Iron Mountain Inc.

“Subordinated Loan Agreement” means the loan agreement dated on or about the date of this Agreement made between the Subordinated Lender and the Parent pursuant to which the Subordinated Loans were made available.

“Subordination Agreement” means the deed of subordination dated the same date as this Agreement and made between the Security Trustee, Iron Mountain Inc and the Obligors.

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Commitment” means:

(a)                                      in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Term Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Term Commitment transferred to it under this Agreement; and

(b)                                     in relation to any other Lender, the amount in the Base Currency of any Term Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Term Facility” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Term Loan” means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

“Total Commitments” means the aggregate of the Total Term Commitments and the Total Revolving Commitments.

“Total Term Commitments” means the aggregate of the Term Commitments.

“Total Revolving Commitments” means the aggregate of the Revolving Commitments.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the following documents:

(a)                                      the charges, pledges and assignments and other security documents in form and substance acceptable to the Security Trustee and the Facility Agent and identified in and delivered to the Facility Agent under paragraph 3 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) or under Part III of Schedule 2 (Transaction Security Documents and Security related Documents to be delivered by Additional Obligors); and

(b)                                     any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Parent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                      the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                     the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2                           Construction

(a)                                      Unless a contrary indication appears a reference in this Agreement to:

(i)                        the “Facility Agent”, the “Arranger”, the “Security Trustee”, any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as security trustee or security trustees in accordance with this Agreement;

(ii)                     “assets” includes present and future properties, revenues and rights of any description;

(iii)                  the “European interbank market” means the interbank market for euro operating in Participating Member States;

(iv)                 a “Finance Document” or a “Transaction Security Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Security Document or other agreement or instrument as amended or novated (however fundamentally);

(v)                    “guarantee” means (other than in Clause 21 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)                 “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)              a “participation” of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(viii)           a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)                   a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)                      a provision of law is a reference to that provision as amended or re-enacted; and

(xi)                   a time of day is a reference to London time.

(b)                                     Section, Clause and Schedule headings are for ease of reference only.

(c)                                      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any  Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                     A Default is “continuing” if it has not been remedied or waived.

(e)                                      A Borrower providing “cash cover” for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)                        the account is with the Facility Agent (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)                     until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit; and

(iii)                  the Borrower has executed a security document over that account, in form and substance satisfactory to the Facility Agent or the Lender with which that account is held, creating a first ranking security interest over that account.

(f)                                        A Borrower “repaying” or “prepaying” a Letter of Credit means:

(i)                        that Borrower providing cash cover for that Letter of Credit;

(ii)                     the maximum amount payable under the Letter of Credit being reduced or cancelled in accordance with its terms; or

(iii)                  the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid, prepaid or cancelled under sub-paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.

(g)                                     An amount borrowed includes any amount utilised by way of Letter of Credit.

(h)                                     A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)                                         An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

1.3                           Currency Symbols and Definitions

“£” and “sterling” denotes lawful currency of the United Kingdom and “EUR” and “euro” means the single currency unit of the Participating Member States.

1.4                           Third party rights

(a)                                      Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties)

Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)                                     Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.5                           Barclays Capital

References in the Finance Documents to “Barclays Capital” are references to Barclays Capital, the investment banking division of Barclays Bank PLC.

SECTION 2

THE FACILITIES

2.                                 THE FACILITIES

2.1                           The Facilities

(a)                                      Subject to the terms of this Agreement, the Lenders make available:

(i)                        a multicurrency term loan facility in an aggregate amount equal to the Total Term Commitments; and

(ii)                     a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Commitments being £100,000,000 at the date of this Agreement.

(b)                                     The Revolving Facility will be available to all of the Borrowers.  The Term Facility will only be available to the Parent.

(c)                                      Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Borrowers.

2.2                           Finance Parties rights and obligations

(a)                                      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                     The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                                      A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                           Obligors’ Agent

(a)                                      Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                        the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)                     each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)                                     Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.                                 PURPOSE

3.1                           Purpose

(a)                                      The Parent shall apply all amounts borrowed by it under the Term Facility towards:

(i)                        refinancing the Existing Facilities and all broken funding, accrued interest and other costs and expenses relating to such refinancing; and

(ii)                     general corporate and working capital purposes, including without limitation the refinancing of Financial Indebtedness owed by the Parent to Iron Mountain Inc. and incurred in connection with the Hays IMS Acquisition (the “Hays IMS Acquisition Indebtedness”).

(b)                                     Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the general corporate and working capital purposes of the Group including, without limitation, refinancing the Hays IMS Acquisition Indebtedness.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial Conditions Precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Facility

Agent.  The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2                           Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                      in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)                                     the Repeating Representations to be made by each Obligor are true in all material respects; and

(c)                                      the Lenders will only be obliged to comply with Clause 8.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                           Conditions relating to Optional Currencies

(a)                                      A currency will constitute an Optional Currency in relation to a Revolving Loan if:

(i)                        it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)                     it has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.

(b)                                     If the Facility Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Parent by the Specified Time:

(i)                        whether or not the Lenders have granted their approval; and

(ii)                     if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Loan in that currency.

4.4                           Maximum number of Utilisations

(a)                                      The Parent may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Term Loan would be outstanding.

(b)                                     A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation ten (10) or more Revolving Facility Utilisations would be outstanding.

(c)                                      Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.                                 UTILISATION of Loans

5.1                           Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                                      Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                        it identifies the Facility to be utilised;

(ii)                     the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)                  the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)                 the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)                                     Only one Utilisation may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                                      The currency specified in a Utilisation Request must be:

(i)                        in relation to the Term Facility the Base Currency; and

(ii)                     in relation to the Revolving Facility the Base Currency or an Optional Currency.

(b)                                     The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)                        if the currency selected is the Base Currency, a minimum amount of £5,000,000 for the Term Facility or the Revolving Facility or in any case, if less, the Available Facility;

(ii)                     if the currency selected is euro, a minimum of euro 7,500,000 for the Revolving Facility or in any case, if less, the Available Facility; or

(iii)                  if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent for the Revolving Facility pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4                           Lenders’ participation

(a)                                      If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                                     The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                                      The Facility Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5                           Limitations on Utilisations

The maximum aggregate amount of the actual and contingent liabilities of the Issuing Bank under all Letters of Credit shall not exceed £20,000,000 (or its equivalent in any other currency).

6.                                 UTILISATION - LETTERS OF CREDIT

6.1                           The Revolving Facility

(a)                                      The Revolving Facility may be utilised by way of Letters of Credit.

(b)                                     Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation of Loans) does not apply to utilisation by way of Letters of Credit.

6.2                           Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued  by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3                           Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)                                      it specifies that it is for a Letter of Credit;

(b)                                     it identifies the Borrower of the Letter of Credit;

(c)                                      the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(d)                                     the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(e)                                      the form of Letter of Credit is attached;

(f)                                        the Expiry Date of the Letter of Credit falls on or before the Final Maturity Date in relation to the Revolving Facility;

(g)                                     the Term of the Letter of Credit is 12 months or less;

(h)                                     the delivery instructions for the Letter of Credit are specified; and

(i)                                         the identity of the beneficiary of the Letter of Credit is approved by the Lenders.

6.4                           Currency and amount

(a)                                      The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                                     Subject to Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)                        if the currency selected is the Base Currency, a minimum of £1,000,000 of, if less, the Available Facility; or

(ii)                     if the currency selected is euro, a minimum of euro 1,500,000 or, if less, the Available Facility; or

(iii)                  if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5                           Issue of Letters of Credit

(a)                                      If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)                                     The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)                        in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)                     the Repeating Representations to be made by each Obligor are true in all material respects.

(c)                                      The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion immediately prior to the issue of the Letter of Credit.

(d)                                     The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the

Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6                           Renewal of a Letter of Credit

(a)                                      A Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)                                     The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (e) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)                                      The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)                        its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)                     its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)                                     If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant  to a Renewal Request.

6.7                           Revaluation of Letters of Credit

(a)                                      If any Letters of Credit are denominated in an Optional Currency, the Facility Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                                     The Parent shall, if requested by the Facility Agent within five days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.7.

7.                                 LETTERS OF CREDIT

7.1                           Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2                           Claims under a Letter of Credit

(a)                                      Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)                                     Each Borrower shall immediately on demand or, if such payment is being funded by a Revolving Facility Loan, shall within three Business Days of demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)                                      Each Borrower acknowledges that the Issuing Bank:

(i)                        is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                     deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                                     The obligations of a Borrower under this Clause 7 will not be affected by:

(i)                        the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                     any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3                           Indemnities

(a)                                      Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)                                     Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                                      The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(d)                                     The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)                                      The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)                        any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)                     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any beneficiary under a Letter of Credit or any other person;

(v)                    any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)                 any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)              any insolvency or similar proceedings.

7.4                           Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5                           Settlement Conditional

Any settlement or discharge between a Lender and the Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.

7.6                           Exercise of Rights

The Issuing Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

(a)                                      to take any action or obtain judgment in any court against any Obligor;

(b)                                     to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)                                      to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

8.                                 OPTIONAL CURRENCIES

8.1                           Selection of currency

(a)                                      A Borrower shall select the currency of a Revolving Loan in a Utilisation Request.

(b)                                     The Parent shall select the currency of a Term Loan in a Selection Notice.

(c)                                      A currency will constitute an Optional Currency in relation to a Term Loan if:

(i)             it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the first date of the relevant Interest Period for that Term Loan; and

(ii)            it has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Selection Notice.

(d)                                     If the Facility Agent has received a written request from the Parent for a currency to be approved under paragraph (c)(ii) above, the Facility Agent will confirm to the Parent by the Specified Time:

(i)             whether or not the Lenders have granted their approval; and

(ii)            if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Term Loan in that currency.

(e)                                      The amount specified in a Selection Notice in relation to a Term Loan must be an amount that is:

(i)                        if the currency selected is euro, a minimum amount of euro 7,500,000; or

(ii)                     if the currency selected is an Optional Currency other than euro, the minimum amount specified by the Facility Agent for the Term Facility pursuant to paragraph (d) of Clause 8.1 (Selection of currency).

(f)                                        If the Parent fails to issue a Selection Notice in relation to a Term Loan, the Term Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(g)                                     If the Parent issues a Selection Notice in relation to a Term Loan requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Facility Agent shall promptly notify the Parent and the Lenders and the Term Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

8.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                      a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)                                     a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day.  In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be paid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3                           Facility Agent’s calculations

(a)                     If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(i)                                                    if the currency for the second Interest Period is an Optional Currency, the amount of the Term Loan in that Optional Currency will be calculated by the Facility Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)                                                 if the currency for the second Interest Period is the Base Currency, the amount of the Term Loan will be equal to the Base Currency Amount;

(iii)                                              (unless the Facility Agent and the Parent agree otherwise in accordance with paragraph (b) below) the Parent shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)                                             (subject to Clause 4.2 (Further Conditions Precedent)) the Lenders shall re-advance the Term Loan in the new currency in accordance with Clause 8.5 (Facility Agent’s calculations).

(b)                    If the Facility Agent and the Parent agree, the Facility Agent shall:

(i)                                                    apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Term Loan is outstanding for the first Interest Period; and

(ii)                                                 use the amount it purchases in or towards satisfaction of the Parent’s obligations under paragraph (a)(iii) above.

(c)                     If the amount purchased by the Facility Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the Parent, the Facility Agent shall promptly notify the Parent and the Parent shall, on the last day of the first Interest Period, pay an amount to the Facility Agent (in the currency of the outstanding Term Loan for the first Interest Period) equal to the difference.

(d)                    If any part of the amount paid to the Facility Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the Parent, the Facility Agent shall promptly notify the Parent and pay the Parent on the last day of the first Interest Period that part of that amount (in the new currency).

8.4             Same Optional Currency during successive Interest Periods

(a)                     If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Facility Agent shall calculate the amount of the Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)                                                    if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Parent and the Parent shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)                                                 if the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)                    If the calculation made by the Facility Agent pursuant to paragraph (a) above shows that the amount of a Term Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 10 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Facility Agent and no payment shall be required under paragraph (a) above.

8.5             Facility Agent’s calculations

Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.                                 ANCILLARY FACILITIES

9.1                           Ancillary Facilities

(a)                                      Each Ancillary Lender makes available to the relevant Obligors, the Ancillary Facilities applicable to that Ancillary Lender on the terms set out in the relevant Ancillary Documents.

(b)                                     Each Ancillary Lender and the relevant Obligor shall promptly notify the Facility Agent of:

(i)                        the establishment of any Ancillary Facility applicable to it; and

(ii)                     such information relating to the operation of any Ancillary Facility applicable to it (including, without limitation, the Ancillary Outstandings and Ancillary Commitments thereunder) as the Facility Agent may from time to time request and each Obligor hereby consents to all such information being released to the Facility Agent and each Lender.

(c)                                      In case of any inconsistency between any term of any Ancillary Facility and this Agreement, the terms of this Agreement shall prevail.

(d)                                     Each Ancillary Lender and each relevant Obligor acknowledge the terms of Clause 25.20 (Ancillary Facilities) and paragraph (b)(vi) of Clause 25.16 (Financial Indebtedness).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.                           REPAYMENT

10.1                     Repayment of Term Loan

(a)                                      The Parent shall repay the Term Loans in three instalments by repaying on each Repayment Date an amount that reduces the Base Currency Amount of the Term Loans outstanding as of the last day of the Availability Period to the Term Loans (being £100,000,000) by the percentage set out opposite each Repayment Date below:

Repayment Date	Repayment Amount

3 March 2007	20 per cent.

3 March 2008	20 per cent.

Final Maturity Date	60 per cent.

(b)                                     The Parent may not reborrow any part of the Term Facility which is repaid.

(c)                                      If the Parent cancels the whole or any part of the Term Commitments in accordance with Clause 11.6 (Right of repayment and cancellation in relation to a single Lender or Issuing Bank) or if the Term Commitment of any Lender is reduced under Clause 11.1 (Illegality of a Lender) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(d)                                     If the Parent cancels the whole or any part of the Term Commitments in accordance with Clause 11.3 (Voluntary cancellation) then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

(e)                                      If the Term Loan is prepaid in accordance with Clause 11.6 (Right of repayment and cancellation in relation to a single Lender or Issuing Bank) or Clause 11.1 (Illegality of a Lender) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Term Loan prepaid.

(f)                                        If the Term Loan is prepaid in accordance with Clause 11.4 (Voluntary prepayment of Term Loans), Clause 11.8 (Mandatory prepayment from Debt or Equity Proceeds) or Clause 11.9 (Mandatory prepayment on receipt of Disposal Proceeds) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Loan prepaid.

10.2                     Repayment of Revolving Loans

Each Borrower which has drawn a Revolving Loan shall repay that Loan on the last day of its Interest Period.

11.                           PREPAYMENT AND CANCELLATION

11.1                     Illegality of a Lender

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Utilisation:

(a)                                      that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)                                     upon the Facility Agent notifying the Parent the Commitments of that Lender shall immediately be reduced to zero and cancelled; and

(c)                                      each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Parent or, if earlier, specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2                     Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)                                      that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)                                     upon the Facility Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)                                      the Parent shall procure that the relevant Borrower shall use its reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)                                     unless any other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

11.3                     Voluntary cancellation

The Parent may, if it gives the Facility Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £10,000,000) of an Available Facility. Any cancellation under this Clause 11.3 shall reduce rateably the Commitments of the Lenders under that Facility.

11.4                     Voluntary prepayment of Term Loans

(a)                                      The Parent may, if it gives the Facility Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum of £10,000,000).

(b)                                     Any prepayment of a Term Loan under this Clause 11.4 shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Term Loans) in inverse chronological order.

11.5                     Voluntary prepayment of Revolving Facility Utilisations

The Borrower to which a Revolving Facility Utilisation has been made may, if it or the Parent gives the Facility Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of £10,000,000).

11.6                     Right of repayment and cancellation in relation to a single Lender or Issuing Bank

(a)                                      If:

(i)                        any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up);

(ii)                     any Lender or Issuing Bank claims indemnification from the Parent or an Obligor under Clause 16.3 (Tax indemnity) or Clause 17.1 (Increased costs); or

(iii)                  any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the Parent may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or whilst (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice:

(i)                        (if the circumstances relate to a Lender) of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(ii)                     (if the circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)                                     On receipt of a notice referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)                                      On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.7                     Change of Control

(a)                                      If any person or group of persons acting in concert gains control of the Parent, other than (1) persons having control of the Parent as at the date of this Agreement or (2) pursuant to the Mentmore Disposal:

(i)                        the Parent shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)                     a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(iii)                  if a Lender so requires and notifies the Facility Agent, the Facility Agent shall, by not less than 30 days’ notice to the Borrower, cancel the Commitment of that Lender and declare its participation in all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                                     For the purpose of paragraph (a) above “control” means:

(i)                        the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)                cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or
(B)                  appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or
(C)                  give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)                     the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

11.8                     Mandatory prepayment from Debt or Equity Proceeds

For the purposes of this Clause 11.8:

“Debt or Equity Issue” means any issue or raising by the Parent or any other member of the Group of any shares or stock, publicly traded or privately placed debt securities or any other debt securities or equity securities or bank debt other than:

(a)                                      Approved Subordinated Debt;

(b)                                     Financial Indebtedness permitted in accordance with paragraph (b) of Clause 25.16 (Financial Indebtedness);

(c)                                      an issue permitted pursuant to paragraph (b)(ii) of Clause 25.8 (Acquisition); or

(d)                                     an issue by a Joint Venture Group Company to its shareholder which is not a member of the Group.

“Debt or Equity Proceeds” means the net cash consideration received by any member of the Group for any Debt or Equity Issue made by any member of the Group.

If the Parent or any member of the Group receives any Debt or Equity Proceeds, the Parent shall procure that such Debt or Equity Proceeds are promptly applied in prepayment and/or cancellation of the Facilities in accordance with Clause 11.10 (Application of prepayments).

11.9                     Mandatory prepayment on receipt of Disposal Proceeds

For the purposes of this Clause 11.9:

“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“Disposal Proceeds” means the consideration received by any member of the Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Group after deducting:

(a)                                      reasonable expenses incurred by any member of the Group with respect to that Disposal to person(s) who are not members of the Group; and

(b)                                     any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance), but does not include:

(i)                                         consideration for any Disposal referred to in paragraphs (b) (i), (iii), (iv), (v), (vii) or (viii) of Clause 25.11 (Disposals);

(ii)                                      cash proceeds received by a Joint Venture Group Company for any Disposal made by that Joint Venture Group Company, but only to the extent that such Disposal Proceeds are not transferred to another member of the Group which is not a Joint Venture Group Company; and

(iii)                                   the first £5,000,000 of cash proceeds from any Disposal not excluded pursuant to paragraph (i) above received by members of the Group in aggregate in any financial year of the Parent.

The Parent shall ensure that the Borrowers prepay Utilisations in an amount equal to the Disposal Proceeds promptly upon receipt of those proceeds.  The prepayments will be applied under Clause 11.10 (Application of prepayments).

11.10               Application of prepayments

A prepayment made under Clause 11.8 (Mandatory prepayment from Debt or Equity Proceeds) or Clause 11.9 (Mandatory prepayment on receipt of Disposal Proceeds) shall be applied in the following order of maturity:

(a)                                      firstly, in prepayment of the Term Loans (in inverse order of maturity);

(b)                                     secondly, in cancellation of the Revolving Commitments (with any such cancellation reducing the Revolving Commitments of the Lenders, rateably); and

(c)                                      thirdly, in prepayment of a sufficient amount of Revolving Facility Utilisations to the extent necessary so that the aggregate of the Base Currency Amounts of the outstanding Revolving Facility Utilisations after that prepayment is equal to or less than the reduced amounts of the Revolving Commitments.

11.11               Restrictions

(a)                                      Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                     Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and Break Costs.

(c)                                      The Parent shall, on the prepayment of the whole or any part of a Term Loan or cancellation of any Revolving Commitment within 12 months of the date of this Agreement, where such prepayment or cancellation is made using the proceeds of any bank debt or such cancellation is made pursuant to a refinancing by the Parent, pay to the Facility Agent for the account of each Lender an amount equal to 1 per cent of the amount prepaid or cancelled (the “Refinancing Premium”) provided that no such Refinancing Premium shall be payable to any Lender which is participating as a Lender in such refinancing.

(d)                                     The Parent may not reborrow any part of the Term Facility which is prepaid.

(e)                                      Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(f)                                        The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(g)                                     No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(h)                                     If the Facility Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Parent or the affected Lenders, as appropriate.

SECTION 5

COSTS OF UTILISATION

12.                           INTEREST

12.1                     Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                      Margin;

(b)                                     LIBOR; and

(c)                                      Mandatory Cost, if any.

12.2                     Payment of interest

(a)                                      The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if any Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

(b)                                     If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a Margin reduction should not have occurred during a certain period, the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the Margin reduction not occurred.

12.3                     Default interest

(a)                                      If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)                                     Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4                     Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

13.                           INTEREST PERIODS

13.1                     Selection of Interest Periods

(a)                                      A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)                                     Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Parent not later than the Specified Time.

(c)                                      If the Parent fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be one Month.

(d)                                     Subject to this Clause 13, a Borrower (or the Parent) may select an Interest Period of one, two, three or six Months or any other period agreed between the Parent and the Facility Agent (acting on the instructions of all the Lenders).  In addition a Borrower (or the Parent on its behalf) may select an Interest Period of (in relation to the Term Facility) a period of less than one Month, if necessary to ensure that there are Term Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Parent to make the Repayment Instalment due on that date.

(e)                                      An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.

(f)                                        Each Interest Period for a Term Loan shall start on the Utilisation Date or (if a Loan has already been made) on the last day of its preceding Interest Period.

(g)                                     A Revolving Loan has one Interest Period only.

13.2                     Changes to Interest Periods

(a)                                      Prior to determining the interest rate for a Term Loan, the Facility Agent may shorten an Interest Period for any Term Loan to ensure that there are sufficient Term Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Term Repayment Date for the Parent to make the Repayment Instalment due on that date.

(b)                                     If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Parent and the Lenders.

13.3         Consolidation and division of Term Loans

(a)             Subject to paragraph (b) below, if two or more Interest Periods:

(i) relate to Term Loans in the same currency; and

(ii) end on the same date;

those Term Loans will, unless the Parent specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term A Loan on the last day of the Interest Period.

(b)                                     Subject to Clause 5.3 (Currency and amount) and Clause 8.1 (Selection of currency), if the Parent requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

14.                           CHANGES TO THE CALCULATION OF INTEREST

14.1                     Absence of quotations

Subject to Clause 14.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2                     Market disruption

(a)                                      If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                        the Margin;

(ii)                     the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                  the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                     In this Agreement “Market Disruption Event” means:

(i)                        at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)                     before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receiving notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

14.3                     Alternative basis of interest or funding

(a)                                      If a Market Disruption Event occurs and the Facility Agent or the Parent so requires, the Facility Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                     Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

14.4                     Break Costs

(a)                                      Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                                     Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.                           FEES

15.1                     Commitment fee

(a)                                      The Parent shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)                        50 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under the Term Facility for the Term Availability Period; and

(ii)                     50 per cent. per annum of the applicable Margin on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)                                     The accrued commitment fee is payable:

(i)                        on the last day of each successive period of three Months which ends during the relevant Availability Period;

(ii)                     on the last day of the relevant Availability Period; and

(iii)                  on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

15.2                     Arrangement fee

The Parent shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

15.3                     Agency and Security Trustee fee

The Parent shall pay to (or procure payment to) the Facility Agent (for its own account) an agency fee and Security Trustee fee in the amount and at the times agreed in a Fee Letter.

15.4                     Fees payable in respect of Letters of Credit

(a)                                      The Parent or each Borrower shall pay to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)                                     The Parent or each Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.  This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)                                      The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the first day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(d)                                     If the Parent or a Borrower cash covers any part of a Letter of Credit then:

(i)                        the fronting fee payable to the Issuing Bank and the Letter of Credit fee payable for the account of each Lender shall continue to be payable until the expiry or cancellation of the Letter of Credit; and

(ii)                     the Parent or each Borrower will be entitled to withdraw the interest accrued on the cash cover to pay the fees set out in paragraph (i) above.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.                           TAX GROSS UP AND INDEMNITIES

16.1                     Definitions

In this Clause 16:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(a)                                      a Lender:

(i)                        which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(ii)                     in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)                                     a Treaty Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)                                      a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)                                     a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)                                      is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)                                     does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2                     Tax gross-up

(a)                                      Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.  Each Lender hereby represents to each Obligor, on the date of this Agreement (if a New Lender) or the date it becomes a Party, that it is a Qualifying Lender.

(b)                                     The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly.  Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment to that Lender.  If the Facility Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)                                      If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                     An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                        the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                     the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                        Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                     A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

16.3                     Tax indemnity

(a)                                      The Parent shall (within three Business Days of demand by the Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                     Paragraph (a) above shall not apply:

(i)                        with respect to any Tax assessed on a Finance Party:

(A)                under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)                  under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)                     to the extent a loss, liability or cost:

(A)                is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or
(B)                  would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied.

(c)                                      A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

(d)                                     A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Facility Agent.

16.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                      a Tax Credit is attributable to that Tax Payment; and

(b)                                     that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

16.5                     Stamp Taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.6                     Value Added Tax

(a)                                      All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)                                     Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party is not entitled to credit or repayment of the VAT.

17.                           INCREASED COSTS

17.1                     Increased costs

(a)                                      Subject to Clause 17.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                     In this Agreement “Increased Costs” means:

(i)                        a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                     an additional or increased cost; or

(iii)                  a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

17.2                     Increased cost claims

(a)                                      A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Parent.

(b)                                     Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

17.3                     Exceptions

(a)                                      Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                        attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                     compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied);

(iii)                  compensated for by the payment of the Mandatory Cost; or

(iv)                 attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                                     In this Clause 17.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.                           OTHER INDEMNITIES

18.1                     Currency indemnity

(a)                                      If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                        making or filing a claim or proof against that Obligor; or

(ii)                     obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party and the Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                     Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2                     Other indemnities

(a)                                      The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability incurred by that Secured Party or Arranger as a result of:

(i)                        the occurrence of any Event of Default;

(ii)                     a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(iii)                  funding, or making arrangements to fund, its participation in a Utilisation requested by the Parent or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)                 issuing or making arrangements to issue a Letter of Credit requested by a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)                    a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

18.3                     Indemnity to the Facility Agent

The Parent shall (or shall procure that an Obligor will) promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)                                      investigating any event which it reasonably believes is an Event of Default;

(b)                                     entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 33.9 (Change of Currency); or

(c)                                      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.4                     Indemnity to the Security Trustee

(a)                                      Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)                        the taking, holding, protection or enforcement of the Transaction Security,

(ii)                     the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

(iii)                  any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)                                     The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

19.                           MITIGATION BY THE LENDERS

19.1                     Mitigation

(a)                                      Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality of a Lender) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 16 (Tax Gross-up and Indemnities) or Clause 17 (Increased Costs) or paragraph 3 of Schedule 4

(Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                     Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2                     Limitation of liability

(a)                                      The Parent shall (or shall procure that an Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)                                     A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.                           COSTS AND EXPENSES

20.1                     Transaction expenses

The Parent shall promptly on demand pay (or shall procure that an Obligor will pay) the Facility Agent, the Arranger and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)                                      this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)                                     any other Finance Documents executed after the date of this Agreement.

20.2                     Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.9 (Change of currency), the Parent shall, within three Business Days of demand, reimburse (or procure reimbursement of) each of the Facility Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent and the Security Trustee in responding to, evaluating, negotiating or complying with that request or requirement.

20.3                     Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay (or procure payment) to each Secured Party and the Arranger the amount of all costs and expenses (including legal fees) incurred by that Secured Party or Arranger in connection with the enforcement of or the preservation of any rights, powers and remedies under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights, powers and remedies.

SECTION 7

GUARANTEE

21.                           GUARANTEE AND INDEMNITY

21.1                     Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)                                      guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)                                     undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)                                      indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.  The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

21.2                     Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3                     Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                      the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                     each Finance Party shall be entitled to recover the value or amount of that security or payment from the Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

21.4                     Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by any act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21  (without limitation and whether or not known to it or any Finance Party) including:

(a)                                      any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                     the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                     any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                      any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)                                        any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                     any insolvency or similar proceedings.

21.5                     Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.6                     Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)                                      refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                     hold in an interest-bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.7                     Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)                                      to be indemnified by an Obligor;

(b)                                     to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)                                      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

21.8                     Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)                                      that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)                                     each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.9                     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

21.10               Ireland - Scheme of Arrangement

The guarantee and indemnity contained in Clause 21.1 (Guarantee and Indemnity) shall not be discharged nor shall any Obligor’s liability be affected by any reduction occurring in, or other arrangement being made relating to the Obligors’ liabilities or any of them to the Finance Parties as a result of any arrangement or composition made pursuant to any of the provisions of the Companies (Amendment) Act, 1990 of Ireland or any analogous provisions or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer or any analogous event occurring under the laws of any relevant jurisdiction to any Obligor or over all or any substantial part of the assets (as the case may be) of any Obligor and each Obligor agrees with the Finance Parties that the amount recoverable by the Finance Parties from such Obligor under the Finance Documents will be and will continue to be the full amount which would have been recoverable by the Finance Parties from such Obligor in respect of its liabilities and any of them had no such arrangement or composition or event as aforesaid been entered into.

21.11               Limitations applicable to guarantees from Dutch Guarantors

Any guarantee, indemnity obligation, liability and/or undertaking granted or assumed pursuant to this Agreement (including but not limited to this Clause 21 (Guarantee and Indemnity) and 18 (Other Indemnities)) or pursuant to any other Finance Document by any Obligor incorporated in The Netherlands shall be deemed not to be undertaken or incurred by such Obligor to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207(c) of the Dutch Civil Code.  For the avoidance of doubt any guarantee, obligation, indemnity, liability and/or undertaking granted or assumed hereunder or under any other Finance Document by:

(a)                                      Iron Mountain Nederland Holdings B.V., shall not be deemed to be undertaken or incurred to the extent relating to an amount of euros 23,700 of the Hays IMS Acquisition Indebtedness used for the acquisition of the shares in the capital of Iron Mountain Nederland Holdings B.V.; and

(b)                                     Iron Mountain Nederland B.V., shall not be deemed to be undertaken or incurred to the extent relating to (i) an amount of £20,150,000 of the Hays IMS Acquisition Indebtedness used for the acquisition of the shares in the capital of Iron Mountain Nederland B.V. (ii) an amount of euros 23,700 of the Hays IMS Acquisition Indebtedness used for the acquisition of the shares in the capital of Iron Mountain Nederland Holdings B.V.

21.12               Spanish Guarantors

The guarantee given by any Obligor incorporated in Spain expressly acknowledges that this guarantee takes the form of a first demand guarantee and not a fianza under sections 1,822 and following of the Spanish Civil Code (Código Civil) and, therefore, the benefits conferred by Spanish law to a fiador (benefits of priority, exhaustion of remedies against the principal debtor and division) shall not apply to this guarantee.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.                           REPRESENTATIONS

Each Obligor makes the following representations and warranties to each Finance Party at the times specified in Clause 22.20 (Times on which representations are made):

22.1                     Status

(a)                                      It and each of its Subsidiaries is a limited liability corporation or company (as the case may be), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                     It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

22.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)                                      any law or regulation applicable to it;

(b)                                     constitutional documents of any Obligor or Pledged Company; or

(c)                                      any agreement or instrument binding upon any Obligor or Pledged Company or any Obligor’s or any Pledged Company’s assets, breach of which could reasonably be expected to have a Material Adverse Effect.

22.4                     Power and authority

(a)                                      It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)                                     No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

22.5                     Validity and admissibility in evidence

(a)                                      All Authorisations required:

(i)                        to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)                     to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

22.6                     Governing law and enforcement

(a)                                      The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)                                     Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.

22.7                     No filing or stamp taxes

Under the laws of the Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)                                      due presentation for registration of the Transaction Security Documents governed by English law in accordance with The Companies Act 1985;

(b)                                     the payment of applicable Belgian stamp duty on the Transaction Security Documents governed by Belgian law;

(c)                                      the payment of applicable notarial fees on the Transaction Security Documents governed by Spanish law;

(d)                                     due presentation for registration of the Transaction Security Documents governed by French law with the French tax authorities;

(e)                                      due presentation for registration of the Transaction Security Documents governed by the Dutch law: rights of pledge (pandrechten) with the Dutch tax authorities and rights of mortgage (hypotheekrechten) the land register (kadaster);

(f)                                        due presentation for registration of the Transaction Security Documents governed by Irish law in accordance with the Irish Companies Acts 1963 - 2001; and

(g)                                     the payment of applicable Irish stamp duty on the Transaction Security Documents governed by Irish law,

each of which will be made promptly after the date of this Agreement.

22.8                     No default

(a)                                      No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                                     No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its

Subsidiaries or to which its (or its Subsidiaries’) assets are subject which could reasonably be expected to have a Material Adverse Effect.

22.9                     No misleading information

(a)                                      Any factual information contained in the Information Memorandum was true and accurate in all material respects as at the date of the relevant report or document containing the information.

(b)                                     Any financial projections or forecasts contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)                                      The written expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Memorandum were arrived at after careful consideration and were fair and based on reasonable grounds.

(d)                                     No event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being untrue or misleading or other than fair and reasonable in any material respect.

(e)                                      All other written information provided by any member of the Group (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

The representations and warranties made with respect to the Information Memorandum are made by each Obligor in this Clause 22.9 only so far as it is aware after making reasonable enquiries.

22.10               Financial statements

(a)                                      Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)                                     Its unaudited Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

(c)                                      There has been no change in its property, assets, business or financial condition (or the property, assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the most recent financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial Statements) which could reasonably be expected to have a Material Adverse Effect.

(d)                                     Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) gives a true and fair view of (in the case of audited financial statements) or fairly represents (in the case of unaudited financial statements) its financial condition and operations as at the date at which those financial statements were drawn up.

22.11               No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

22.12               Environmental and other laws

(a)                                      Each Obligor and Pledged Company is in compliance with Clause 25.3 (Environmental compliance) and to the best of its knowledge and belief no circumstances have occurred which would prevent that performance or observation.

(b)                                     No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor or Pledged Company where that claim could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

(c)                                      No Obligor or Pledged Company is in breach of any other law or regulation in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect.

22.13               Dangerous Substances

No Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, or from, or under, any premises (whether or not owned, leased, occupied, or controlled by it) in circumstances where this might reasonably be expected to result in a liability on it which if enforced could have a Material Adverse Effect.

22.14               Taxation

(a)                                      It has duly and punctually paid and discharged all Taxes imposed on it or its assets within the time period allowed without incurring penalties (save to the extent that (i) the payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld);

(b)                                     No Obligor or Pledged Company is materially overdue in the filing of any Tax returns;

(c)                                      No claims are being or are reasonably likely to be asserted against any Obligor or Pledged Company with respect to Taxes which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

22.15               Security and Financial Indebtedness

(a)                                      No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 25.10 (Negative pledge).

(b)                                     No member of the Group has any actual or contingent Financial Indebtedness outstanding other than as permitted by this Agreement.

22.16               Pari Passu Ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.17               Transaction Security

Each Transaction Security Document to which it is a party validly creates the Security which is expressed to be created by that Transaction Security Document and evidences the Security it is expressed to evidence and those security interests are valid and effective.

22.18               Good Title Assets

Subject to any Security permitted pursuant to paragraph (c) of Clause 25.10 (Negative Pledge) and with the exception of the Hays’ Leases at any time prior to the Conditions Subsequent Longstop Date, each Obligor and Pledged Company has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, all assets necessary to carry on its business as presently conducted and to perform its obligations under the Finance Documents, save in each case to the extent that the absence of such good, valid and marketable title to, or valid leases or licences of or appropriate Authorisations could not reasonably be expected to be likely to have a Material Adverse Effect.

22.19               Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.  The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of the Transaction Security.

22.20               Times on which representations are made

(a)                                      All the representations and warranties in this Clause 22 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in paragraphs (a) to (d) of Clause 22.9 (No misleading information) relating to the Information Memorandum which are deemed to be made by each Obligor on the date that the Information Memorandum is approved by the Parent.

(b)                                     The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period.

(c)                                      All the representations and warranties in this Clause 22 except paragraphs (a) to (d) of Clause 22.9 (No misleading information), are deemed to be made by each Additional Obligor to each Finance Party on the day on which it becomes an Additional Obligor.

(d)                                     Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

23.                           INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1                     Financial statements

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)                                      as soon as they are available, but in any event within 150 days after the end of each of its financial years:

(i)                        its audited consolidated financial statements for that financial year; and

(ii)                     the financial statements (consolidated if appropriate) of each Obligor for that financial year audited (if that Obligor produces audited financial statements);

(b)                                     as soon as they are available, but in any event within 60 days after the end of each Financial Quarter of each of its financial years its consolidated financial statements for that Financial Quarter; and

(c)                                      within 90 days after the commencement of each of its financial years a consolidated annual budget (including profit and loss account, balance sheet, cashflow forecasts and capital expenditure forecasts) for the next financial year.

23.2                     Compliance Certificate

(a)                                      The Parent shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated annual financial statements and each set of its consolidated quarterly financial statements delivered pursuant to paragraph (b) of Clause 23.1 (Financial statements).

(b)                                     Each Compliance Certificate shall:

(i)                        set out (in reasonable detail) computations as to compliance with Clause 24 (Financial Covenants) and the Margin computations set out in the definition “Margin” as at the date as at which those financial statements were drawn up;

(ii)                     confirm compliance with Clause 25.18 (Guarantor Group and Security Coverage); and

(iii)                  confirm no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)                                      Each Compliance Certificate shall be signed by the finance director and any other director of the Parent.

(d)                                     The first Compliance Certificate required to be delivered under this Agreement shall be in respect of the Relevant Period ending 31 July 2004.

23.3                     Requirements as to financial statements

(a)                                      Each set of financial statements delivered pursuant to Clause 23.1 (Financial statements):

(i)                        shall be certified by a director of the relevant company as giving a true and fair view (in the case of annual financial statements delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements)) or fairly representing (in other cases) its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)                     shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the case of any Obligor, in the preparation of the Original Financial Statements for that Obligor, unless, in relation to any set of financial statements, the Parent notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(A)                a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and
(B)                  sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with, to determine the Margin as set out in the definition of “Margin” and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(b)                                     If the Parent notifies the Facility Agent of a change in accordance with paragraph (a)(ii) above then the Parent and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)                        whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)                     if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Parent or independent accountants (approved by the Parent or, in the absence of such approval within 5 days of request by the Facility Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 24.2 (Financial condition) the Margin computations set out in the definition of “Margin” and any other terms of this Agreement which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement.  Those amendments shall take effect when so determined by those auditors, or as the case may be, accountants.  The cost and expense of those auditors or accountants shall be for the account of the Parent.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)                                      The Parent shall procure that each set of annual financial statements delivered pursuant to paragraph (a) of Clause 23.1 (Financial statements) shall be audited by an internationally recognised firm of independent auditors (which shall, for the purposes of this Agreement, include RSM Robson Rhodes) licensed to practice in the jurisdiction of incorporation of the relevant member of the Group.

23.4                     Group Companies

The Parent shall, at the request of the Facility Agent, supply to the Facility Agent a report stating which of its Subsidiaries are Material Companies.

23.5                     Year-end

With the exception of the proposed change of its year-end (and that of any applicable member of the Group) to accord with the year-end of Iron Mountain Inc, the Parent must not change its financial year-end without the prior written consent of the Facility Agent.

23.6                     Information: miscellaneous

The Parent shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)                                      all documents dispatched by the Parent to its shareholders (or any class of them) or dispatched by the Parent or any Obligor to its creditors generally at the same time as they are dispatched;

(b)                                     promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which could reasonably be expected, if adversely determined, to have a Material Adverse Effect.

(c)                                      promptly, such information or projections regarding the financial condition, business, operations, of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request;

23.7                     Notification of default

(a)                                      Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                                     Promptly upon a request by the Facility Agent (acting reasonably), the Parent shall supply to the Facility Agent a certificate signed by the finance director and any other director of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.8                     “Know your customer” checks

(a)                                      If:

(i)                        the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                     any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                  a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the

Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)                                     Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)                                      The Parent shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)                                     Following the giving of any notice pursuant to paragraph ((c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

24.                           FINANCIAL COVENANTS

24.1                     Financial definitions

In this Clause 24:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)                                      moneys borrowed or raised;

(b)                                     any amount raised by acceptance under any acceptance credit facility;

(c)                                      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                     the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)                                      receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                        any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);

(g)                                     any amount raised by the issue of redeemable shares which are redeemable before the Final Maturity Date;

(h)                                     any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance;

(i)                                         any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)                                         (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest (including capitalised interest), commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)                                      excluding any such obligations owed to any other member of the Group;

(b)                                     including the interest element of leasing and hire purchase payments;

(c)                                      including any  accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)                                     deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument;

(e)                                      deducting any accrued interest owing to any member of the Group on any deposit or bank account; and

(f)                                        excluding any interest due under the Subordinated Loan Agreement or, as the case may be, the Existing Retained Inter-company Facilities to the extent that the payment of such interest is funded by a further drawdown under the Subordinated Loan Agreement;

together with the amount of any cash dividends or distributions paid or made by the Parent in respect of that Relevant Period.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)                                      excluding any obligations owed by a member of the Group to another member of the Group;

(b)                                     excluding any amounts owed by any member of the Group pursuant to the Subordinated Loan Agreement and the Existing Retained Inter-company Facilities; but

(c)                                      deducting the aggregate amount of freely available Cash at such time;

and so that no amount shall be included or excluded more than once.

“EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

(a)                                      before deducting any Consolidated Net Finance Charges;

(b)                                     before taking into account any items treated as exceptional or extraordinary items;

(c)                                      before taking into account any non-cash charges included in foreign exchange translation gains or losses and minority interest charges,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“EBITDA” means EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

“Financial Quarter”  means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Quarter Date” means each of 30 April, 31 July, 31 October and 31 January.

“Relevant Period” means each period of twelve months ending on the last day of the Parent’s financial year and each period of twelve months ending on the last day of each Financial Quarter of the Parent’s financial year.

24.2                     Financial condition

The Parent shall ensure that:

(a)                                      Interest Cover: The ratio of EBITDA to Consolidated Net Finance Charges in respect of any Relevant Period specified in Column 1 below shall not be less than:

(i)                        3.50:1 for each Relevant Period ending on or prior to 31 October 2005;

(ii)                     3.75:1 for each Relevant Period ending after 31 October 2005 but on or prior to 31 October 2006; and

(iii)                  4.0:1 for each Relevant Period thereafter.

(b)                                     Debt Cover:  The ratio of Consolidated Total Net Debt on each date set out in Column 1 below to EBITDA in respect of any Relevant Period ending on such date shall not exceed the ratio set out in Column 2 below opposite such date.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 31 July 2004	4.0:1

Relevant Period expiring 31 October 2004	4.0:1

Relevant Period expiring 31 January 2005	4.0:1

Relevant Period expiring 30 April 2005	4.0:1

Relevant Period expiring 31 July 2005	3.75:1

Relevant Period expiring 31 October 2005	3.75:1

Relevant Period expiring 31 January 2006	3.75:1

Relevant Period expiring 30 April 2006	3.75:1

Relevant Period expiring 31 July 2006	3.75:1

Relevant Period expiring 31 October 2006	3.75:1

Relevant Period expiring 31 January 2007	3.50:1

Relevant Period expiring 30 April 2007	3.50:1

Relevant Period expiring 31 July 2007	3.50:1

Relevant Period expiring 31 October 2007	3.50:1

Relevant Period expiring 31 January 2008	3.25:1

Relevant Period expiring 30 April 2008	3.25:1

Column 1 Relevant Period	Column 2 Ratio

All Relevant Periods thereafter	3.0:1

24.3                     Financial testing

(a)                                      The financial covenants set out in Clause 24.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 23.2 (Compliance Certificate).

(b)                                     For the purpose of testing the ratios set out in paragraphs (a) and (b) of Clause 24.2 (Financial condition), EBITDA in respect of each Relevant Period ending on 31 July 2004, 31 October 2004, 31 January 2005 and 30 April 2005 shall be increased by an amount equal to the annualised synergies achieved in respect of the Hays IMS Acquisition prior to 31 July 2004 (without double counting), as certified by RSM Robson Rhodes and shown in:

(i)                        the pro forma statement set out in the Due Diligence Report; and

(ii)                     the updated pro forma statement delivered to the Facility Agent by RSM Robson Rhodes after 31 July 2004 but in any event no later than the date of the first Compliance Certificate delivered pursuant to Clause 23.2 (Compliance Certificate).

(c)                                      For the purpose of testing the ratio set out in paragraph (b) of Clause 24.2 (Financial Condition), EBITDA shall also;

(i)                        in the case of any business or company acquired (a “Relevant Acquisition”) in accordance with the terms of this Agreement on a date (the “Acquisition Date”) during a Relevant Period, have added to it:

(A)                the Parent’s good faith estimate (as certified to the Facility Agent by two directors of the Parent together with reasonable supporting evidence and calculations) of EBITDA of the company(ies) or business comprising the Relevant Acquisition for the period from the start of that Relevant Period to the Acquisition Date and for this purpose the definitions of EBIT and EBITDA in Clause 24.1 (Financial definitions) shall be applied, mutatis mutandis, to the company(ies) or business comprising the Relevant Acquisition; and
(B)                  on the four Quarter Dates, immediately following the Acquisition Date, an amount equal to the annualised synergies achieved in respect of the Relevant Acquisition (without double counting) as certified by an internationally recognised firm of independent auditors;

(ii)                     in the case of any businesses or company(ies) sold (a “Relevant Disposal”) in accordance with this Agreement during a Relevant Period, have deducted from it the Parent’s good faith estimate (as confirmed to the Facility Agent by two directors of the Parent together with reasonable supporting evidence and calculations) of EBITDA of the company(ies) or businesses comprising the Relevant Disposal for the period from the start of that Relevant Period to the date of such disposal and for this purpose the definitions of EBIT and EBITDA in Clause 24.1 (Financial definitions) shall be applied, mutatis mutandis, to the company(ies) or business comprising the Relevant Disposal.

25.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1                     Authorisations

Each Obligor shall promptly:

(a)                                      obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                     supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)                        enable it to perform its obligations under the Finance Documents; and

(ii)                     ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

25.2                     Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would, or could reasonably be expected to have, a Material Adverse Effect.

25.3                     Environmental compliance

Each Obligor shall (and the Parent shall ensure that each Pledged Company shall):

(a)                                      comply with all Environmental Law;

(b)                                     obtain and maintain and ensure compliance with any Environmental Permits;

(c)                                      comply with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any Obligor or Pledged Company or on which any Obligor or Pledged Company has conducted any activity; and

(d)                                     take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or Environmental Permits,

where failure to do so could reasonably be expected to have a Material Adverse Effect.

25.4                     Environmental claims

Each Obligor shall (through the Parent) inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of an Obligor’s knowledge and belief) is threatened against any Obligor or Pledged Company where the claim could reasonably be expected, if determined against that Obligor or Pledged Company, to have a Material Adverse Effect.

25.5                     Taxation

Each Obligor shall (and the Parent shall ensure that each Pledged Company shall) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)                                      such payment is being contested in good faith;

(b)                                     adequate reserves are being maintained for those Taxes which have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 23.1 (Financial statements); and

(c)                                      such payment can be lawfully withheld.

25.6                     Merger

No Obligor shall (and the Parent shall ensure that no Pledged Company will) enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by paragraph (b) of Clause 25.8 (Acquisitions) or paragraph (b) of Clause 25.11 (Disposals).

25.7                     Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Parent, the other Obligors or the Group from that carried on at the date of this Agreement being the records and information management business or activities related thereto (including ownership of 100% of the issued share capital of limited liability companies whose assets consist substantially of such assets).

25.8                     Acquisitions

(a)                                      No Obligor shall (and the Parent shall ensure that no other member of the Group (other than a Joint Venture Group Company) will) incorporate or acquire a company or acquire (or acquire an interest in) shares or securities or a business or undertaking.

(b)                                     Paragraph (a) above shall not apply to:

(i)                        the proposed share acquisition by the Parent of a European company codenamed “Project Mont Blanc”;

(ii)                     an acquisition of (A) all of the issued share capital of a limited liability company or (B) any shares in a Joint Venture Group Company or (C) a business or undertaking, but only if:

(1)                    the consideration for the acquisition does not exceed £10,000,000 and when aggregated with the consideration for all other acquisitions which are not otherwise permitted by paragraph (i) above does not exceed £20,000,000 in any financial year; or

(2)                    the consideration for the acquisition when aggregated with the consideration for all other acquisitions which are not otherwise permitted by the preceding paragraphs does not exceed £30,000,000 in any financial year but only to the extent that all such acquisitions are fully funded by a specific issue of equity shares or by Approved Subordinated Debt provided that

(i) nothing contained in this Clause 25.8 shall prevent the Parent from (a) completing the Architel acquisition, and if it is necessary that Iron Mountain Incorporated finance the acquisition prior to this amendment, the Parent may repay Iron Mountain Incorporated up to £7,000,000, upon approval of the amendment, without regard to any other provision of this Agreement, and (b) completing the Docu Guard acquisition; and

(ii) for the financial year ending in January 2007 in calculating whether or not the £20,000,000 and £30,000,000 limits have been exceeded, the consideration of all acquisitions made prior to the date of this Amendment Agreement shall be ignored.

(iii)                  an acquisition by a member of the Group permitted pursuant to paragraphs 25.11(b)(viii) and 25.11(b)(ix) of Clause 25.11 (Disposals);

(iv)                 any acquisition with the prior written consent of the Majority Lenders.

25.9                     Pari passu ranking

(a)                                      Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

(b)                                     Each Obligor which is incorporated in Spain shall not raise to the status of a Spanish Public Document any unsecured and unsubordinated indebtedness.

25.10               Negative pledge

Except as permitted under paragraph (c) below:

(a)                                      No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                     No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)                        sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                     sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                  enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                 enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                      Paragraphs (a) and (b) above do not apply to:

(i)                        Existing Retained Security;

(ii)                     any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(iii)                  any lien arising by operation of law in the ordinary course of trading which is discharged within 90 days or is in respect of an amount less than £10,000;

(iv)                 any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the suppliers standard or usual terms;

(v)                    any sale, transfer or other disposal of any assets prohibited pursuant to paragraph (b)(i) and (b)(ii) of this Clause 25.10 (Negative Pledge) where an amount equal to the Disposal Proceeds thereof is used in or towards making a prepayment and cancellation of the Facility under Clause 11.9 (Mandatory prepayment on receipt of Disposal Proceeds); and

(vi)                 the Transaction Security.

25.11               Disposals

(a)                                      Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                                     Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                        of assets made in the ordinary course of trading of the disposing entity;

(ii)                     of assets on arms length terms for market value;

(iii)                  arising as a result of any Security permitted under Clause 25.10 (Negative pledge);

(iv)                 of assets where the proceeds of disposal are used within 6 months of that disposal to purchase assets utilised in the records management business;

(v)                    of any asset (which is not the subject of Transaction Security) in exchange for other assets comparable or superior as to type, value and quantity;

(vi)                 of any surplus or obsolete assets not required for the efficient operation of the business of the Group by any member of the Group;

(vii)              of cash where such disposal is not otherwise prohibited by this Agreement; and

(viii)           of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), provided that:

(A)                if the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;
(B)                  if the Disposing Company had given (or intended to give) Security over the asset, the Acquiring Company must give equivalent Security over that asset; and
(C)                  if the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing an amount no less than the amount guaranteed by the Disposing Company;

(ix)                   of any asset by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor.

25.12               Arm’s length basis

(a)                                      Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure no member of the Group will) enter into any transaction with the Parent or its shareholders except on arm’s length terms.

(b)                                     The following transactions shall not be a breach of this Clause 25.12:

(i)                        the Mentmore Disposal; and

(ii)                     intra-Group loans permitted under Clause 25.13 (Loans, credit or guarantees).

25.13               Loans, credit or guarantees

(a)                                      Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will)

(i)                        make any loans or grant any credit to or for the benefit of any person;

(ii)                     give any guarantee or indemnity (except as required under any of the Finance Documents); or

(iii)                  otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)                                     Without double counting, paragraph (a) above does not apply to:

(i)                        any Subordinated Loans under the Subordinated Loan Agreement;

(ii)                     a loan by an Obligor to an Obligor;

(iii)                  any loan made by a member of the Group which is not an Obligor to an Obligor which is a direct or indirect Holding Company of such member of the Group where such loan is to fund obligations under the Finance Documents or working capital requirements of that Obligor;

(iv)                 a loan by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(v)                    any loan, grant of credit or guarantee granted to any customer of a member of the Group in the ordinary course of trading and on arm’s length terms;

(vi)                 any guarantee, bond, indemnity or counter-indemnity given by a member of the Group in respect of the liabilities or obligations of another member of the Group which would, if it were a loan by that member of the Group, be permitted under paragraphs (ii) to (iv) (inclusive) and (vii) to (viii) (inclusive) of this paragraph (b);

(vii)              any loan by the Parent to a Joint Venture Group Company, the aggregate amount of which does not exceed £10,000,000 in any financial year of the Parent but only to the extent that the proceeds of any such loans are applied towards working capital purposes and capital expenditure which, for the avoidance of doubt, shall not include any acquisitions as contemplated by paragraph (a) of Clause 25.8(Acquisitions);

(viii)           any loan made by the Parent to any member of the Group or any Joint Venture Group Company which is not a member of the Group provided that such loan is provided by the Parent using the proceeds of Qualifying Subordinated Loans; or

(ix)                   the loan of euros 9,758,643 made by Document and Information Management Services Limited to Iron Mountain Holdings (France) SNC.

25.14               Dividends

(a)                                      The Parent shall not:

(i)                        declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, fee or distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)                     repay or distribute any dividend or share premium reserve;

(iii)                  pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent unless such payment is on arms length terms; or

(iv)                 redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

save for any such distribution which the Parent is obliged to pay in terms of its Articles of Association, as approved by the Facility Agent.

25.15               Subordinated Facilities

(a)                                      Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)                        pay, prepay, defease, repay, redeem, purchase, exchange or enter into any sub-participation arrangements in respect of any principal amount or amount representing capitalised interest under the Subordinated Loans; or

(ii)                     pay any interest or any other amounts payable in connection with the Subordinated Loans or the Existing Retained Inter-company Facilities.

(b)                                     Paragraph (a) shall not apply to a payment which:

(i)                        is made when no Default has occurred and is continuing and no Default would occur immediately after that payment is made; and

(ii)                     is permitted by the Subordination Agreement.

25.16               Financial Indebtedness

(a)                                      Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)                                     Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)                        monies borrowed or guarantees or indemnities or counter - indemnities given under the Finance Documents or subject to paragraph (vi) below, Financial Indebtedness under the Ancillary Documents;

(ii)                     monies borrowed under the Subordinated Loan Agreement;

(iii)                  monies borrowed under a loan from another member of the Group which is permitted under Clause 25.13 (Loans, credit or guarantees);

(iv)                 monies borrowed by a Joint Venture Group Company under a loan from its shareholder which is not a member of the Group;

(v)                    a guarantee in respect of Financial Indebtedness of another member of the Group which is permitted under paragraph25.13(b)(vi) of Clause 25.13 (Loans, credit or guarantees) or any other guarantee, indemnity or counter-indemnity by a member of the Group which is permitted under paragraph 25.13(b)(v) of Clause 25.13 (Loans, credit or guarantees);

(vi)                 Financial Indebtedness incurred under the Ancillary Documents provided that the aggregate amount of Ancillary Outstandings does not at any time exceed £10,000,000 (or its equivalent in other currencies);

(vii)              Financial Indebtedness incurred under any finance lease, hire purchase or conditional sale agreements or arrangements which do not at any time exceed £10,000,000 in aggregate;

(viii)           indebtedness in respect of any derivative transaction which is a Hedging Agreement;

(ix)                   a guarantee or indemnity entered into by a member of the Group in favour of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(x)                      any liability incurred in connection with the requirement of any member of the Group to pay local municipal or local or governmental authority or its equivalent thereof charges or such charges designated as such by the Parent or any member of the Group, where any payment thereof is deferred for a period of more than 90 days;

(xi)                   the Existing Retained Facilities to the extent of the commitments under such Existing Retained Facilities at the date of this Agreement; or

(xii)                interest accrued but unpaid under the Existing Retained Inter-company Facilities provided that the aggregate amount of such interest does not at any time exceed £18,400,000;

(xiii)             Financial Indebtedness incurred in respect of the Existing Deferred Consideration; or

(xiv)            any Financial Indebtedness incurred by Overseas Subsidiaries, the aggregate amount of which does not at any time exceed €25,000,000 (or its equivalent in other currencies).

25.17               Insurance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)                                      maintain insurances on and in relation to its business and assets against fire and such other risks to the extent as is usual for companies carrying on the same or substantially similar business and reasonably satisfactory to the Facility Agent;

(b)                                     ensure that all insurances must be with reputable independent insurance companies or underwriters;

(c)                                      ensure that the interest of the Security Trustee (on behalf of the Secured Parties) is noted on any policy of insurance;

(d)                                     promptly pay all premiums and do all such other things within its power required to keep each insurance in full force and effect and not liable to be avoided or to have any claim thereunder refused; and

(e)                                      promptly and when requested by the Facility Agent supply to or make available to the Facility Agent copies of all such policies of insurance.

25.18               Guarantor Group and Security Coverage

(a)                                      The Parent shall ensure that at all times after the date of this Agreement:

(i)                        the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 24 (Financial Covenants)) of each of the Guarantors (but ignoring losses before interest and tax of any Guarantor) and the aggregate gross assets and turnover (without double counting) of the Guarantors represents not less than (as appropriate) 75% in respect of each Relevant Period ending on or prior to 31 October 2005, and 65% in respect of each Relevant Period ending thereafter, of EBITDA (as defined in Clause 24 (Financial Covenants)) consolidated gross assets and consolidated turnover of the Group; and

(ii)                     the aggregate of the unconsolidated or, in the case of Pledged Companies, consolidated earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in

Clause 24.1 (Financial definitions)) of each of the Guarantors and Pledged Companies (but ignoring losses before interest and tax of any Guarantor) and the aggregate gross assets and turnover (without double counting and consolidated in respect of a Pledged Company of the Guarantors and Pledged Companies represents not less than (as appropriate) 90% in respect of each Relevant Period ending on or prior to 31 October 2005, 85% in respect each Relevant Period ending after 31 October 2005 but on or prior to 31 October 2006, and 80% in respect of each Relevant Period ending thereafter, of the EBITDA (as defined in Clause 24.1 (Financial definitions)) consolidated gross assets and consolidated turnover of the Group.

25.19               Security

Each Obligor shall:

(a)                                      take whatever steps and execute whatever documents the Facility Agent may reasonable require in order to give effect to the Transaction Security Documents; and

(b)                                     grant such further security in favour of the Security Trustee as may be required by the Security Trustee, acting on the instructions of the Majority Lenders, from time to time and all such further security will secure the obligations of each Borrower under the Finance Documents.

25.20               Ancillary Facilities

(a)                                      Each Lender which is an Ancillary Lender agrees that:

(i)                        until service of a notice by the Facility Agent under Clause 26.15 (Acceleration), that Ancillary Lender will not, unless the Facility Agent (acting on the instructions of the Majority Creditors) otherwise agrees:

(A)                exercise any right it might otherwise have pursuant to the Ancillary Facilities provided by it to cancel or otherwise terminate those Ancillary Facilities; or
(B)                  demand repayment of or otherwise take any enforcement action in respect of the Ancillary Facilities provided by it (or require the Facility Agent or Security Agent or any other person to exercise any enforcement rights under the Finance Documents in respect of amounts owing under the Ancillary Facilities provided by it);

(ii)                     it will, promptly after service of a notice by the Facility Agent under Clause 26.15 (Acceleration), exercise any and all rights it may have to cancel the Ancillary Facilities provided by it and demand payment of all amounts outstanding in respect of the Ancillary Facilities provided by it, unless the Facility Agent (acting on the instructions of the Majority Creditors) otherwise agrees or requires.

(b)                                     The provisions of this Clause 25.21 shall cease to apply after the Utilisations have been prepaid or repaid in full and the Lenders are under no obligation to participate in any further Utilisations.

25.21               Hedging Arrangements

(a)                                      The Parent shall procure that, within 45 days of the date of this Agreement, a Borrower or Borrowers acceptable to the Facility Agent enter into hedging agreements with a Lender or Lenders implementing the hedging strategy set out in the Hedging Strategy Letter.

(b)                                     Each Borrower will ensure, and each Hedging Bank agrees, that:

(i)                        any Hedging Agreement to which it is at any time party will be in the form of the ISDA 1992 Master Agreement and will provide for the “Second Method” (that is, two way payments) in the event of a termination of any hedging transaction entered into under such Hedging Agreement whether upon a Termination Event or an Event of Default (as defined therein);

(ii)                     if, on termination of any hedging transaction under any Hedging Agreement to which any Borrower is a party, a settlement amount or other amount falls due from a Hedging Bank to any Borrower then, if any of the Transaction Security has become enforceable, that amount shall be paid by such Hedging Bank to the Security Trustee and treated as proceeds of enforcement of the Transaction Security for application in the order prescribed by Clause 35.1 (Order of Application);

(iii)                  each Hedging Agreement (and any amendment to any Hedging Agreement) shall be delivered to the Facility Agent as soon as reasonably practicable after it has been entered into;

(iv)                 the Hedging Agreements to which they are party will not (unless the Majority Lenders have otherwise consented in writing) be amended, varied or supplemented in a manner which would result in:

(A)                any payment under any such Hedging Agreement being required to be made by a Borrower earlier than the date originally provided for in the relevant Hedging Agreement; or
(B)                  any Borrower becoming liable to make an additional payment (or increase an existing payment) under any such Hedging Agreement which liability does not arise from the original provisions of that Hedging Agreement, if, in either case that would be inconsistent with the Hedging Strategy Letter or the requirements of this Clause 25.21.

(c)                                      Each Lender which is a Hedging Bank undertakes that it will not (unless the Majority Creditors have otherwise consented in writing) demand (other than as may be necessary in order to exercise any right to terminate or close out any hedging transaction as provided in and permitted under paragraph (d) below) payment, prepayment or repayment of, or any distribution in respect of, or on account of, any of the obligations of the relevant Borrower to it under any Hedging Agreement to which it is party in cash or in kind except:

(i)                        for scheduled payments arising under the original terms of any Hedging Agreement to which it is party (without regard to any amendments made after the date of such Hedging Agreement prohibited by paragraph (b)(iii)) of this Clause 25.21); and/or

(ii)                     for the proceeds of enforcement of the Transaction Security Documents received and applied in the order permitted by Clause 35.1 (Order of Application); and/or

(iii)                  payments due under any Hedging Agreement to which it is a party which has been terminated or closed-out by the relevant Borrower.

(d)                                     Each Lender which is a Hedging Bank undertakes that it will not (unless the Majority Creditors have otherwise consented in writing) exercise any right to terminate or close out any hedging transaction under any Hedging Agreements to which it is party prior to its stated maturity (whether by reason of the Borrower counterparty becoming a Defaulting Party or Affected Party thereunder (and as defined therein) or otherwise) unless:

(i)                        such Borrower has defaulted on a payment due under such Hedging Agreement, after allowing for any required notice and any applicable days of grace, and such default continues for more than 21 days after notice of such default being given to the Facility Agent; or

(ii)                     an Illegality or a Tax Event (each as defined in the ISDA 1992 Master Agreement) has occurred; or

(iii)                  the Facility Agent has served a notice under Clause 26.15 (Acceleration); or

(iv)                 all Utilisations have been prepaid or repaid in full and the Lenders are no longer under any obligation to participate in further Utilisations; or

(v)                    there is a prepayment of the Term Facility pursuant to Clause 11 (Prepayment and Cancellation); provided that the Hedging Bank may only exercise its right to terminate or close out that element of the hedging transaction (if any) which corresponds to the amount so prepaid; or

(vi)                 the parties to the Hedging Agreement have voluntarily agreed to close out any hedging transaction in that Hedging Agreement and the relevant Borrower has demonstrated to the Facility Agent that it will be in compliance with the terms of the Hedging Strategy Letter.

(e)                                      Each Lender which is a Hedging Bank will, promptly after the Facility Agent has served a notice under Clause 26.15 (Acceleration), exercise any and all rights it may have to terminate the hedging transactions under each Hedging Agreement to which it is party, unless the Facility Agent (acting on the instructions of the Majority Creditors) otherwise agrees or requires.

(f)                                        Each Lender which is a Hedging Bank agrees that (unless the Majority Creditors have otherwise agreed in writing) it will not enforce any Transaction Security or require any other person to enforce the same in respect of amounts owing under any Hedging Agreement to which it is party.

25.22               Joint Ventures

The Parent shall ensure that at all times the aggregate EBITDA of the Joint Venture Group Companies, the aggregate gross assets and aggregate turnover of the Joint Venture Group Companies represents not more than 5 per cent. in respect of each Relevant Period ending on or prior to 31 October 2005, 7.5 per cent. in respect of each Relevant Period ending after 31 October 2005 but on or prior to 31 October 2007, and 10% in respect of each Relevant Period ending thereafter, of EBITDA, consolidated gross assets and consolidated turnover of the Group provided that the EBITDA, gross assets and turnover of any Joint Venture Group Company shall be the proportion of EBITDA, gross assets and turnover which the Parent’s (direct or indirect) shareholding in such Joint Venture Group Company bears to the entire issued share capital of that Joint Venture Group Company and for this purpose the definitions of EBIT and EBITDA in Clause 24.1 (Financial definitions) shall be applied, mutatis mutandis, to each Joint Venture Group Company.

25.23               Conditions Subsequent

The Parent shall procure that:

(a)                                      within 12 months after the date of this Agreement (such date being the “Conditions Subsequent Longstop Date”) there are obtained landlords’ consents to the assignment and transfer of such number of the Hays’ Leases as will ensure that there could not reasonably be expected to be likely to be a Material Adverse Effect by reason of the remainder of such consents in respect of the Hays’ Leases not having been obtained by such date;

(b)                                     within 1 month after the date of this Agreement, the share certificate in respect of Iron Mountain Ireland (Holdings) Limited is delivered to the Facility Agent by Iron Mountain Holdings (Europe) Limted;

(c)                                      within 1 month after the date of this Agreement, Iron Mountain Nederland B.V. shall have entered into the Transaction Security Documents in favour of the Security Trustee for the benefit of the Secured Parties over all the assets, business and undertaking acquired by it in connection with the Eurostorage Acquisition which are required by the Facility Agent;

(d)                                     within 10 Business Days after the date of this Agreement:

(i)                        the ICC Charges are discharged and released: and

(ii)                     Iron Mountain Ireland Limited shall have entered into the Transaction Security Documents in favour of the Security Trustee for the benefit of the Secured Parties which are required by the Facility Agent;

(e)                                      within 1 month after the date of this Agreement:

(i)                        the ABN Charges are discharged and released; and

(ii)                     Iron Mountain Nederland B.V. shall have entered into the Transaction Security Documents in favour of the Security Trustee for the benefit of the Secured Parties over the assets comprising the charged property under the ABN Charges which are required by the Facility Agent; and

(f)                                        within 10 Business Days after the date of this Agreement, each of the ABN Pledges and the Fortis Pledge are discharged and released.

26.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 is an Event of Default.

26.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                      its failure to pay is caused by administrative or technical error; and

(b)                                     payment is made within two Business Days of its due date.

26.2                     Breach of financial covenants

Any requirement of Clause 24 (Financial covenants) is not satisfied.

26.3                     Other obligations

(a)                                      An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Breach of financial covenants)).

(b)                                     No Event of Default under paragraph (a) above in relation to Clause 23 (Information Undertakings) or Clause 25 (General Undertakings) (excluding Clause 25.9 (Pari Passu Ranking), Clause 25.10 (Negative Pledge), Clause 25.11 (Disposals), Clause 25.14 (Dividends) and Clause 25.15 (Subordinated Facilities)) and will occur if the failure to comply is capable of remedy and is remedied within:

(i)                        in relation to Clause 23.1 (Financial Statements), 23.2 (Compliance Certificate), paragraph (a) of Clause 23.6 (Information:  miscellaneous) and paragraph (b) of Clause 25.1 (Authorisations), 5 Business Days;

(ii)                     or otherwise, 20 Business Days,

of the earlier of the Facility Agent giving notice to the Parent or relevant Obligor or the Parent or an Obligor becoming aware of the failure to comply.

26.4                     Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

26.5                     Cross default

(a)                                      Any Financial Indebtedness of any member of the Group (other than a Joint Venture Group Company) is not paid when due nor within any originally applicable grace period and in respect of any on demand Financial Indebtedness is not paid within five Business Days after such demand.

(b)                                     Any Financial Indebtedness of any member of the Group (other than a Joint Venture Group Company) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                                      Any commitment for any Financial Indebtedness of any member of the Group (other than a Joint Venture Group Company) is cancelled or suspended by a creditor of any member of the Group (other than a Joint Venture Group Company) as a result of an event of default (however described).

(d)                                     Any creditor of any member of the Group (other than a Joint Venture Group Company) becomes entitled to declare any Financial Indebtedness of any member of the Group (other than a Joint Venture Group Company) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                                      No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £2,500,000 (or its equivalent in any other currency).

26.6                     Insolvency

(a)                                      A member of the Group (other than a Joint Venture Group Company) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law (but, in the case of deemed inability to pay debts under Section 123(1)(a) of the Insolvency Act, this clause shall be construed as if the figure of £750 was replaced with £1,000,000), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                     The value of the assets of any member of the Group (other than a Joint Venture Group Company) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                      A moratorium is declared in respect of any indebtedness of any member of the Group (other than a Joint Venture Group Company).

26.7                     Insolvency proceedings

(a)                                      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                        the suspension of payments, bankruptcy, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than a Joint Venture Group Company) other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)                     a composition, assignment or arrangement with any creditor of any member of the Group (other than a Joint Venture Group Company);

(iii)                  the appointment of a provisional liquidator, a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, receiver or manager, administrative receiver, administrator, examiner, compulsory or interim manager or other similar officer in respect of any member of the Group (other than a Joint Venture Group Company) or any of its assets; or

(iv)                 enforcement of any Security over any assets valued at more than £500,000 (or its equivalent in any other currency or currencies) of any member of the Group (other than a Joint Venture Group Company), or any analogous procedure or step is taken in any jurisdiction.

(b)                                     Paragraph (a) shall not apply to:

(i)                        any procedure or step in relation to a Dormant Subsidiary; or

(ii)                     any winding-up petition which is frivolous or vexatious or which is being contested in good faith and is discharged,  stayed or dismissed within 28 days of commencement.

26.8                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group (other than a Joint Venture Group Company) valued at more than £500,000 (or its equivalent in any other currency or currencies) and is not discharged within 7 days.

26.9                     Unlawfulness and invalidity

(a)                                      It is or becomes unlawful for an Obligor to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or subordination created under the Subordination Agreement is or becomes unlawful.

(b)                                     Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

(c)                                      Any Finance Document ceases to be in full force and effect or any Transaction Security or subordination created under the Subordination Agreement ceases to be legal, valid, binding, enforceable or effective or the subordination created thereunder is alleged by a party to it (other than a Finance Party) to be ineffective.

26.10               Subordination Agreement

(a)                                      Any party to the Subordination Agreement (other than a Finance Party or an Obligor) fails to comply with the provisions of, or does not perform its obligations under, the Subordination Agreement; or

(b)                                     a representation or warranty given by that party in the Subordination Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 7 days of the earlier of the Facility Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

26.11               Repudiation

An Obligor (or any other relevant party) repudiates a Finance Document or any of the Transaction Security or evidences in writing an intention to repudiate a Finance Document or any Transaction Security.

26.12               Cessation of business

An Obligor ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business, except:

(a)                                      in consequence of any reorganisation, reconstruction or amalgamation permitted under this Agreement; or

(b)                                     as may result from any disposal of assets or wind-down of business activities not otherwise prohibited by the terms of this Agreement; or

(c)                                      as previously approved in writing by the Majority Lenders.

26.13               Change of ownership

An Obligor (other than the Parent) ceases to be a wholly-owned Subsidiary of the Parent other than with the permission of the Facility Agent, acting on the instructions of the Majority Lenders.

26.14               Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe might have a Material Adverse Effect.

26.15               Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(a)                                      cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with those Commitments shall be immediately due and payable;

(b)                                     declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)                                      declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Lenders;

(d)                                     declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(e)                                      declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(f)                                        exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents provided that the Facility Agent is not obliged to direct the Security Trustee to take any enforcement action in relation to the Transaction Security unless the Majority Creditors have so directed the Facility Agent.

SECTION 9

CHANGES TO PARTIES

27.                           CHANGES TO THE LENDERS

27.1                     Assignments and transfers by the Lenders

Subject to this Clause 27, a Lender (the “Existing Lender”) may:

(a)                                      assign any of its rights and benefits; or

(b)                                     transfer by novation any of its rights, benefits and obligations,

to another bank or financial institution (the “New Lender”).

27.2                     Conditions of assignment or transfer

(a)                                      The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless an Event of Default has occurred and is continuing or unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)                                     The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed.  The Parent will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)                                      The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                                     An assignment will only be effective on:

(i)                        receipt by the Facility Agent of a written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)                     performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                                      A transfer will only be effective on receipt by the Facility Agent if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(f)                                        Any assignment or transfer of part of its Commitment shall be in a minimum amount of £5,000,000.

(g)                                     If:

(i)                        a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and

(ii)                     as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.3                     Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of £1,000.

27.4                     Limitation of responsibility of Existing Lenders

(a)                                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                        the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)                     the financial condition of any Obligor;

(iii)                  the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)                 the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                     Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)                        has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                      Nothing in any Finance Document obliges an Existing Lender to:

(i)                        accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)                     support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5                     Procedure for transfer

(a)                                      Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                     The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

(c)                                      On the Transfer Date:

(i)                        to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, benefits and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Group party to any Finance Document or the Transaction Security and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                     each of the Obligors and other members of the Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights and benefits against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New

Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                  the Facility Agent, the Arranger, the Security Trustee, the New Lender, the other Lenders, the Issuing Bank, any Hedge Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Trustee, the Issuing Bank, any Hedge Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)                 the New Lender shall become a Party as a “Lender”.

27.6                     Copy of Transfer Certificate to Parent

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

27.7                     Disclosure of information

(a)                                      Any Lender may disclose to any of its Affiliates and any other person:

(i)                        to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)                     with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(iii)                  to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(b)                                     any Finance Party may disclose to a rating agency,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate, if, in relation to paragraphs (a)(i) and (ii) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

27.8                     Affiliates of Lenders as Hedge Banks

(a)                                      An Affiliate of a Lender which becomes a Hedge Bank shall accede to this Agreement by delivery to the Facility Agent of a duly completed Accession Letter.

(b)                                     Where this Agreement or any other Finance Document imposes an obligation on a Hedge Bank and the relevant Hedge Bank is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

28.                           CHANGES TO THE OBLIGORS

28.1                     Assignment and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2                     Additional Borrowers

(a)                                      Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 (“Know your customer” checks) the Parent may request that any of its wholly owned Subsidiaries which is not a Dormant Subsidiary becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)                        all the Lenders approve the addition of that Subsidiary other than a wholly-owned Subsidiary incorporated in England and Wales, or Scotland;

(ii)                     the Parent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)                  the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)                 the Facility Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents and Security Related Documents to be delivered by Additional Obligors) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)                                     The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents and Security Related Documents to be delivered by Additional Obligors) of Schedule 2 (Conditions Precedent).

28.3                     Additional Guarantors

(a)                                      Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.8 (“Know your customer” checks) the Parent may request that any wholly owned Subsidiaries become an Additional Guarantor.

(b)                                     The Parent shall ensure that any member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company become an Additional Guarantor and shall accede to the Subordination Agreement unless legal counsel to the Facility Agent has confirmed there is a provision of law prohibiting such member of the Group becoming an Additional Guarantor and there are no applicable exemptions or exceptions to that prohibition which would permit such member to become an Additional Guarantor.  The Parent shall procure that the Group uses reasonable endeavours to overcome that prohibition.

(c)                                      If required by the Agent (and to the extent permitted under applicable law), each entity which is to become an Additional Guarantor shall enter into Transaction Security Documents in favour of the Security Trustee for the benefit of the Secured Parties (or, if applicable, directly in favour of the Secured Parties) over all its assets, business and undertaking as Security for all indebtedness under the Finance Documents, such Security to provide (to the extent permissible and practicable under applicable law) equivalent security over such assets, business and undertaking (together “Relevant Assets”) as granted to the Security Trustee (or, as applicable, the Secured Parties) by members of the Group with similar Relevant Assets incorporated in the same jurisdiction as such Additional Guarantor and, if such Additional Guarantor is incorporated in a jurisdiction in which no other member of the Group incorporated in that jurisdiction with similar Relevant Assets has granted Security, the Transaction Security Documents shall be in such form and substance as may be required by the Facility Agent (having due regard to the practicality and costs involved in taking any such Security).

(d)                                     In addition, in order to maintain the requirements of Clause 25.18 (Guarantor Group and Security Coverage) the Parent may request that any of its Subsidiaries which is not a Material Company becomes an Additional Guarantor.

(e)                                      A member of the Group shall become an Additional Guarantor if:

(i)                        the Parent delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)                     the Facility Agent has received all of the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents and Security Related Documents to be delivered by Additional Obligors) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(f)                                        The Facility Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions Precedent Required to be Delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents and Security Related Documents to be delivered by Additional Obligors) of Schedule 2 (Conditions Precedent).

(g)                                     The Facility Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Finance Documents which in the opinion of the Facility Agent, based on the advice of its legal counsel, are necessary to overcome a prohibition referred to in paragraph (c) above or a risk that a guarantee by the potential Additional Guarantor will not be legal, valid, binding, enforceable and effective.  The cost of the advice of legal counsel obtained pursuant to this paragraph (f) shall be for the account of the Parent.

28.4                     Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in Clause 22 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

29.                           ROLE OF THE FACILITY AGENT, THE ARRANGER, the issuing bank AND OTHERS

29.1                     Appointment of the Facility Agent

(a)                                      Each of the Arranger and the Lenders and the Issuing Bank appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)                                     Each of the Arranger and the Lenders and the Issuing Bank authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

29.2                     Duties of the Facility Agent

(a)                                      The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)                                     Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                      If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                     If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                      The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.3                     Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

29.4                     No fiduciary duties

(a)                                      Nothing in this Agreement constitutes the Facility Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person.

(b)                                     None of the Facility Agent, the Security Trustee, the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

29.5                     Business with the Group

The Facility Agent, the Security Trustee, the Arranger and the Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

29.6                     Rights and discretions

(a)                                      The Facility Agent and the Issuing Bank may rely on:

(i)                        any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                     any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                     The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                        no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-Payment));

(ii)                     any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;  and

(iii)                  any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                                      The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                     The Facility Agent may act in relation to the Finance Documents through its personnel and agents.  The Facility Agent shall not be liable for the negligence or misconduct of such agents.

(e)                                      The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                        Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

29.7                     Majority Lenders’ instructions

(a)                                      Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)                                     Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)                                      The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                     In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                      The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

29.8                     Responsibility for documentation

None of the Facility Agent, the Arranger or the Issuing Bank:

(a)                                      is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)                                     is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

29.9                     Exclusion of liability

(a)                                      Without limiting paragraph (b) below, none of the Facility Agent or the Issuing Bank will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)                                     No Party (other than the Facility Agent or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Security Trustee or the Issuing Bank, in respect of any claim it might have against the Facility Agent, the Security Trustee or the

Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Security Trustee or the Issuing Bank may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)                                      The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)                                     Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

29.10               Lenders’ indemnity to the Facility Agent and the Security Trustee

Each Lender and Ancillary Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Trustee, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Trustee (otherwise than by reason of the Facility Agent’s or the Security Trustee’s gross negligence or wilful misconduct) in acting as Facility Agent or as Security Trustee under the Finance Documents (unless the Facility Agent or the Security Trustee has been reimbursed by an Obligor pursuant to a Finance Document).

29.11               Resignation of the Facility Agent

(a)                                      The Facility Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)                                     Alternatively the Facility Agent may resign by giving notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Facility Agent.

(c)                                      If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Parent) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)                                     The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)                                      The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                        Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 29.11.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                     After consultation with the Parent, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

29.12               Confidentiality

(a)                                      In acting as agent for the Finance Parties or, as the case may be, Security Trustee for the Secured Parties, the Facility Agent and the Security Trustee shall be regarded as acting through its agency division, or as appropriate, Security Trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                     If information is received by another division or department of the Facility Agent or the Security Trustee, it may be treated as confidential to that division or department and neither the Facility Agent nor the Security Trustee shall be deemed to have notice of it.

(c)                                      Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Security Trustee, and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

29.13               Relationship with the Lenders

(a)                                      The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                     Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)                                      Each Secured Party shall supply the Facility Agent with any information that the Security Trustee may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee.  Each Lender shall deal with the Security Trustee exclusively through the Facility Agent and shall not deal directly with the Security Trustee.

29.14               Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Facility Agent, the Arranger, the Security Trustee and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                      the financial condition, status and nature of each member of the Group;

(b)                                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                      whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)                                     the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)                                      the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

29.15               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.16               Facility Agent’s Management Time

Any amount payable to the Facility Agent under Clause 18.3 (Indemnity to the Facility Agent), Clause 20 (Costs and Expenses) and Clause 29.10 (Lenders’ Indemnity to the

Facility Agent and the Security Trustee) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 15 (Fees).

29.17               Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount no exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.18               Reliance and Engagement Letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents  and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

30.                           ROLE OF SECURITY TRUSTEE

30.1                     Trust

The Security Trustee declares that it shall hold the Transaction Security (other than the German Transaction Security) on trust for the Secured Parties on the terms contained in this Agreement.  Each of the parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Transaction Security Trustee Documents (and no others shall be implied).

30.2                     Parallel Debt (Covenant to pay the Security Trustee)

(a)                                      Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Trustee, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Obligor to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from the failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount.

(b)                                     The Security Trustee shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 30.2, irrespective of any discharge of such Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts.

(c)                                      Any amount due and payable by an Obligor to the Security Trustee under this Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)) shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Secured Parties under those provisions shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)),

(d)                                     The rights of the Secured Parties (other than the Security Trustee) to receive payment of amounts payable by each Obligor under the Finance Documents are several and separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)).

30.3                     No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security Trustee or to exercise any rights or powers arising under the Transaction Security Trustee Documents except through the Security Trustee.

30.4                     Security Trustee’s Instructions

The Security Trustee shall:

(a)                                      unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Facility Agent and shall be entitled to assume that (i) any instructions received by it from the Facility Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Facility Agent have not been revoked;

(b)                                     be entitled to request instructions, or clarification of any direction, from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Trustee may refrain from acting unless and until those instructions or clarification are received by it; and

(c)                                      be entitled to, carry out all dealings with the Lenders through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Trustee to the Lenders.

30.5                     Security Trustee’s Actions

Subject to the provisions of this Clause 30:

(a)                                      the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)                                     at any time after receipt by the Security Trustee of notice from the Facility Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Trustee may, and shall if so directed by the Facility Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security Trustee.

30.6                     Security Trustee’s Discretions

(a)                                      The Security Trustee may assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Secured Parties) that:

(i)                        no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents; and

(ii)                     any right, power, authority or discretion vested in any person has not been exercised.

(b)                                     The Security Trustee may, if it receives any instructions or directions from the Facility Agent to take any action in relation to the Transaction Security Trustee, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)                                      The Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Trustee or by any other Secured Party).

(d)                                     The Security Trustee may rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person.

(e)                                      The Security Trustee may refrain from acting in accordance with the instructions of the Facility Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

30.7                     Security Trustee’s Obligations

The Security Trustee shall promptly inform the Facility Agent of:

(a)                                      the contents of any notice or document received by it in its capacity as Security Trustee from any Obligor under any Finance Document; and

(b)                                     the occurrence of any Default of which the Security Trustee has received notice from any other party to this Agreement.

30.8                     Excluded Obligations

The Security Trustee shall not:

(a)                                      be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)                                     be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)                                      be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)                                     be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)                                      have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

30.9                     Exclusion of Security Trustee’s liability

Unless caused directly by its gross negligence or wilful misconduct the Security Trustee shall not accept responsibility or be liable for:

(a)                                      the adequacy, accuracy and/or completeness of any information supplied by the Security Trustee or any other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(b)                                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)                                      any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Facility Agent or otherwise;

(d)                                     the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or

(e)                                      any shortfall which arises on the enforcement of the Transaction Security.

30.10               No proceedings

No Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim it might have against the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Trustee may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act .

30.11               Own responsibility

It is understood and agreed by each Secured Party that at all times that Secured Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including but not limited to:

(a)                                      the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;

(b)                                     the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)                                      whether that Secured Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents;

(d)                                     the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(e)                                      the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property, and each Secured Party warrants to the Security Trustee that it has not relied on and will not at any time rely on the Security Trustee in respect of any of these matters.

30.12               No responsibility to perfect Transaction Security

The Security Trustee shall not be liable for any failure to:

(a)                                      require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)                                     obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security Trustee;

(c)                                      register, file or record or otherwise protect any of the Transaction Security Trustee (or the priority of any of the Transaction Security Trustee) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security Trustee;

(d)                                     take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security Trustee effective or to secure the creation of any ancillary Security Trustee under the laws of any jurisdiction; or

(e)                                      require any further assurances in relation to any of the Transaction Security Trustee Documents.

30.13               Insurance by Security Trustee

(a)                                      The Security Trustee shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Trustee shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)                                     Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Trustee has failed to do so within fourteen days after receipt of that request.

30.14               Custodians and Nominees

The Security Trustee may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Trustee may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Trustee shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

30.15               Acceptance of Title

The Security Trustee shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

30.16               Refrain from Illegality

The Security Trustee may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

30.17               Business with the Obligors

The Security Trustee may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

30.18               Releases

Upon a disposal of any of the Charged Property:

(a)                                      pursuant to the enforcement of the Transaction Security by a Receiver or the Security Trustee; or

(b)                                     if that disposal is permitted under the Finance Documents,

the Security Trustee shall (at the cost of the Obligors) release that property from the Transaction Security Trustee and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security Trustee or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

30.19               Winding up of Trust

If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Transaction Security Trustee Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security Trustee and the rights of the Security Trustee under each of the Transaction Security Trustee Documents.

30.20               Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

30.21               Powers Supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Security Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

30.22               Disapplication

Section 1 of the Security Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement.  Where there are any inconsistencies between the Security Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Security Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.23               Resignation of Security Trustee

(a)                                      The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Facility Agent on behalf of the Lenders).

(b)                                     Alternatively the Security Trustee may resign by giving notice to the other Parties (or to the Facility Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Trustee.

(c)                                      If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Facility Agent) may appoint a successor Security Trustee.

(d)                                     The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents.

(e)                                      The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security Trustee to that successor.

(f)                                        Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 29 (Role of the Facility Agent, the Arranger, the Issuing Bank and Others) and this Clause 30.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                     The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) above.  In this event, the Security Trustee shall resign in accordance with paragraph (b) above.

30.24               Delegation

(a)                                      The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)                                     The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

30.25               Additional Securities

(a)                                      The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate security or as a co-security jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Borrower and the Facility Agent of that appointment.

(b)                                     Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)                                      The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

30.26               German Transaction Security

In relation to the German Transaction Security Documents the following additional provisions shall apply:

(a)                                      The Security Trustee shall:

(i)                        hold and administer any German Transaction Security which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht akzessorische Sicherheit) to it as trustee (Treuhänder) for the benefit of the Finance Parties; and

(ii)                     administer any German Transaction Security which is pledged (Verpfändung) or otherwise transferred to any Finance Party under an accessory security right (akzessorische Sicherheit) as agent.

(b)                                     Each of the Finance Parties hereby authorises the Security Trustee (whether or not by or through employees or agents):

(i)                        to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Trustee by the German Transaction Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)                     to take such action on its behalf as may from time to time be authorised under or in accordance with the German Transaction Security Documents; and

(iii)                  as its representative (Stellvertreter) to enter into any of the German Transaction Security Documents and accept any pledge or other creation of any accessory right made to such Finance Party in relation to this Agreement.

(c)                                      None of the Finance Parties shall have any independent power to enforce any German Transaction Security Document or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any German Transaction Security Document or otherwise have direct recourse to the security constituted by any German Transaction Security Document except through the Security Trustee.

(d)                                     For the purpose of this Clause 30 the Security Trustee shall be exempted from the restrictions of Section 181 of the German Civil Code or any similar restriction under any other applicable law.

31.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                     oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.                           SHARING AMONG THE FINANCE PARTIES

32.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment Mechanics) or Clause 35 (Application of Proceeds) and applies that amount to a payment due under the Finance Documents then:

(a)                                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)                                     the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 33 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                      the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial Payments).

32.2                     Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 33.5 (Partial Payments).

32.3                     Recovering Finance Party’s rights

(a)                                      On a distribution by the Facility Agent under Clause 32.2 (Redistribution of Payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                     If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

32.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                      each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 32.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that

Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                     that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

32.5                     Exceptions

(a)                                      This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                                     A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                        it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                     the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

(c)                                      This Clause 32 shall not apply to the extent that the Recovering Finance Party is an Ancillary Lender or a Hedging Bank and the amounts recovered are amounts which are owing under an Ancillary Facility or, as the case may be, a Hedging Agreement and are received at a time when no notice has been served by the Facility Agent under Clause 26.15 (Acceleration).

SECTION 11

ADMINISTRATION

33.                           PAYMENT MECHANICS

33.1                     Payments to the Facility Agent

(a)                                      On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                     Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

33.2                     Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3                     Distributions to an Obligor

(a)                                      The Facility Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

(b)                                     Each payment to an Obligor shall be made to such account with such bank as the Parent specifies.

33.4                     Clawback

(a)                                      Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                     If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract)

was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

33.5                     Partial payments

(a)                                      If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank, the Arranger and the Security Trustee under those Finance Documents;

(ii)                     secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)                  thirdly, in or towards payment pro rata of any principal outstandings due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)                 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                     The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                      If after the service of a notice by the Facility Agent under Clause 26.15 (Acceleration) or pursuant to the provisions of Clause 35.1 (Order of Application) the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                        first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Issuing Bank, the Security Trustee and the Arranger under the Finance Documents;

(ii)                     secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under the Finance Documents;

(iii)                  thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents (including without limitation provisions of cash cover in respect of contingent liabilities and payments due under the Ancillary Facilities and Hedging Agreements); and

(iv)                 fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(d)                                     The Facility Agent shall, if so directed by the Majority Creditors, vary the order set out in paragraphs (c)(ii) to (iv) above.

(e)                                      Paragraphs (a), (b), (c) and (d) above will override any appropriation made by an Obligor.

33.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7                     Business Days

(a)                                      Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                     During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

33.8                     Currency of account

(a)                                      Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                                     A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)                                      Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                     Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                      Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.9                     Change of currency

(a)                                      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                        any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Parent); and

(ii)                     any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)                                     If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

34.                           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.                           APPLICATION OF PROCEEDS

35.1                     Order of Application

All monies from time to time received or recovered by the Security Trustee under Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)) and/or in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Trustee on trust to apply them, to the extent permitted by applicable law in the following order of priority:

(a)                                      in discharging any sums owing to the Security Trustee (in its capacity as Security Trustee);

(b)                                     in payment to the Facility Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in the order set out in paragraph (c) of Clause 33.5 (Partial payments).

(c)                                      if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Trustee is obliged to pay in priority to any Obligor; and

(d)                                     the balance, if any, in payment to the relevant Obligor.

35.2                     Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 35.1 (Order of Application) the Security Trustee may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Trustee or Facility Agent with such financial institution (including itself) for so long as the Security Trustee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Trustee’s discretion in accordance with the provisions of this Clause 35.

35.3                     Currency conversion

(a)                                      For the purpose of or pending the discharge of any of the obligations owed by the Obligors to the Finance Parties under the Finance Documents the Security Trustee may convert any monies received or recovered by the Security Trustee from one currency to another, at the spot rate at which the Security Trustee is able to purchase the currency in which such obligations owed by the Obligors are due with the amount received.

(b)                                     The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.4                     Permitted deductions

The Security Trustee shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Trustee under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under any Finance Document).

35.5                     Discharge of Obligations

(a)                                      Any payment to be made in respect of the obligations owed by the Obligors to the Finance Parties under the Finance Documents by the Security Trustee may be made to the Facility Agent and any payment so made shall be a good discharge to the extent of that payment, to the Security Trustee.

(b)                                     The Security Trustee is under no obligation to make payment to the Facility Agent in the same currency as that in which any Unpaid Sum is denominated.

35.6                     Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Trustee, that sum shall promptly be paid to the Security Trustee for application in accordance with this Clause 35.

35.7                     Application and consideration

In consideration for the covenants given to the Security Trustee by each Obligor in Clause 30.2 (Parallel Debt (Covenant to pay the Security Trustee)), the Security Trustee agrees with each Obligor to apply all moneys from time to time paid by such Obligor to the Security Trustee in accordance with the provisions of Clause 35.1 (Order of Application).

36.                           NOTICES

36.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

36.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                      in the case of the Parent, that identified with its name below;

(b)                                     in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)                                      in the case of the Facility Agent or the Security Trustee, that identified with its name below,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

36.3                     Delivery

(a)                                      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                        if by way of fax, when received in legible form; or

(ii)                     if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

(b)                                     Any communication or document to be made or delivered to the Facility Agent or the Security Trustee will be effective only when actually received by the Facility Agent or Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s or Security Trustee’s signature below (or any substitute department or officer as the Facility Agent or Security Trustee shall specify for this purpose).

(c)                                      All notices from or to an Obligor shall be sent through the Facility Agent.  The Parent may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

(d)                                     Any communication or document made or delivered to the Parent in accordance with this Clause 36.3 will be deemed to have been made or delivered to each of the Obligors.

36.4                     Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 36.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

36.5                     Electronic communication

(a)                                      Any communication to be made between the Facility Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Trustee  and the relevant Lender:

(i)                        agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                     notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                  notify each other of any change to their address or any other such information supplied by them.

(b)                                     Any electronic communication made between the Facility Agent and a Lender or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Trustee only if it is addressed in such a manner as the Facility Agent or Security Trustee shall specify for this purpose.

36.6                     English language

(a)                                      Any notice given under or in connection with any Finance Document must be in English.

(b)                                     All other documents provided under or in connection with any Finance Document must be:

(i)                        in English; or

(ii)                     if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.7                     Use of Websites

(a)                                      The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Facility Agent (the “Designated Website”) if:

(i)                        the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                     both the Parent and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                  the information is in a format previously agreed between the Parent and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Parent accordingly and the Parent shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Parent shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                     The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Facility Agent.

(c)                                      The Parent shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)                        the Designated Website cannot be accessed due to technical failure;

(ii)                     the password specifications for the Designated Website change;

(iii)                  any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                 any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                    the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                     Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Parent shall comply with any such request within ten Business Days.

37.                           CALCULATIONS AND CERTIFICATES

37.1                     Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

37.2                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

37.3                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or in the case of any Utilisation denominated in sterling, 365 days) or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

38.                           PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

39.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

40.                           AMENDMENTS AND WAIVERS

40.1                     Required consents

(a)                                      Subject to Clause 40.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)                                     The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 40.

(c)                                      The Parent may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 40.

40.2                     Exceptions

(a)                                      An amendment or waiver that has the effect of changing or which relates to:

(i)                        the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                     an extension to the date of payment of any amount under the Finance Documents;

(iii)                  a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                 an increase in or an extension of any Commitment;

(v)                    a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)                 any provision which expressly requires the consent of all the Lenders;

(vii)              Clause 2.2 (Finance Parties Rights and Obligations), Clause 27 (Changes to the Lenders) or this Clause 40;

(viii)           the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed,

shall not be made without the prior consent of all the Lenders.

(b)                                     An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger, the Security Trustee or any Ancillary Lender may not be effected without the consent of the Facility Agent, the Arranger, the Security Trustee or the Ancillary Lenders at such time.

40.3                     Amendments by Security Trustee

Unless the provisions of any Finance Document expressly provide otherwise, the Security Trustee may, if authorised by the Majority Creditors, amend the terms of, waive any of the requirements of, or grant consents under, any of the Transaction

Security Documents, any such amendment, waiver or consent being binding on all the parties to this Agreement except that:

(a)                                      the prior consent of all of the Lenders is required to authorise any amendment of any Transaction Security Document which would affect the nature or the scope of the Charged Property or the manner in which proceeds of enforcement are distributed; and

(b)                                     no waiver or amendment may impose any new or additional obligations on any person without the consent of that person.

41.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.                           GOVERNING LAW

This Agreement is governed by English law.

43.                           ENFORCEMENT

43.1                     Jurisdiction of English Courts

(a)                                      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                     The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                      This Clause 43.1 is for the benefit of the Finance Parties and Secured Parties only.  As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

43.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                      irrevocably appoints the Parent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document (and the Parent by its execution of this Agreement, accepts that appointment); and

(b)                                     agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties

Part I
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)	Jurisdiction

Iron Mountain Europe Limited	2321917	England

Iron Mountain (UK) Limited	1478540	England

Document and Information Management Services Limited	02760301	England

Name of Original Guarantor	Registration number (or equivalent, if any)	Jurisdiction

Iron Mountain Europe Limited	2321917	England

Iron Mountain (UK) Limited	1478540	England

Document and Information Management Services Limited	02760301	England

The Document Storage Company Limited	02109452	England

Iron Mountain Holdings (Europe) Limited	03847309	England

Miller Data Management Limited	01447686	England

Iron Mountain Ireland (Holdings) Limited	289489	Ireland

Iron Mountain Ireland Limited	236398	Ireland

Iron Mountain Nederland Holdings B.V.	32095962	The Netherlands

Iron Mountain Nederland B.V.	24244203	The Netherlands

Part II

The Original Lenders

Name of Original Lender	Term Commitment	Revolving Commitment
	£	£

Allied Irish Banks, P.L.C.	8,750,000	8,750,000

Barclays Bank PLC	20,000,000	20,000,000

Bear Stearns Corporate Lending Inc.	15,000,000	15,000,000

HSBC Bank plc	15,000,000	15,000,000

Lloyds TSB Bank PLC	8,750,000	8,750,000

The Governor and Company of the Bank of Scotland	20,000,000	20,000,000

The Governor and Company of the Bank of Ireland	12,500,000	12,500,000

Total	100,000,000	100,000,000

Part III

Dormant Subsidiaries

Name of Dormant Subsidiary	Registration Number (or equivalent, if any)	Jurisdiction

Iron Mountain Scotland (Holdings) Ltd	SC15007	Scotland

JAD 93 Ltd	SC143870	Scotland

Datavault Holdings Ltd	3638141	England

Datavault Ltd	SC080642	Scotland

Archive Services Ltd	230753	England

Datavault Southwest Ltd	2693403	England

Datavault Northwest Limited	SC142441	Scotland

Arcus Data Security Ltd	2640804	England

Jones & Crossland	641974	England

Kestrel Reprographics Ltd	1558086	England

Britannia Data Management Ltd	1575446	England

Iron Mountain Scotland Ltd	SC096145	Scotland

Kestrel Data Services Ltd	1177562	England

Kestrel Data UK Ltd	1575457	England

SCHEDULE 2
Conditions Precedent

Part I
Conditions Precedent to Initial Utilisation

1.                                 Obligors

(a)                                      A certified copy of the constitutional documents of each Original Obligor.

(b)                                     A copy of a resolution of the board of directors of each Original Obligor:

(i)                        approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)                     authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)                  authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)                 in the case of an Original Obligor other than the Parent, authorising the Parent to act as its agent in connection with the Finance Documents.

(c)                                      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.

(d)                                     A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.

(e)                                      A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(f)                                        A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)                                     In relation to Original Obligors incorporated in England and Wales or Scotland either:

(i)                        a letter from the Parent to the Facility Agent (attaching supporting advice from the Parent’s English Solicitors) confirming that no Original Obligor is prohibited by Section 151 of the Companies Act 1985 from entering into the Finance Documents; and/or

(ii)                     evidence that members of the Group incorporated in England and Wales and Scotland have done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 151 to 158 of the Companies Act 1985 (the “Act”) in order to enable each Original Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

(h)                                     In relation to Original Obligors incorporated in Ireland either:

(i)                        a letter from the Parent to the Facility Agent (attaching supporting advice from the Parent’s Irish Solicitors) confirming that no Original Borrower is prohibited by Section 60 of the Irish Companies Act 1963 from entering into the Finance Documents; and/or

(ii)                     evidence that members of the Group incorporated in Ireland have done all that is necessary to follow the procedures set out in Section 60 of the Irish Companies Act 1963 in order to enable each such Original Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

2.                                 Finance Documents

(a)                                      The Subordination Agreement executed by the members of the Group party to that Agreement and the Parties under the Subordinated Loan Agreement.

(b)                                     This Agreement executed by the members of the Group party to this Agreement.

(c)                                      The Fee Letters executed by the Parent.

3.                                 Transaction Security Documents

The following Transaction Security Documents executed by the Original Obligors:

Name of Original Obligor	Transaction Security Document

Iron Mountain Europe Limited	Debenture

Iron Mountain (UK) Limited	Debenture

Name of Original Obligor	Transaction Security Document

Document and Information Management Services Limited	(i) Debenture. (ii) French share pledge in respect of 99.9% of the issued share capital of Iron Mountain Holdings (France) SNC.

The Document Storage Company Limited	Debenture

Iron Mountain Holdings (Europe) Limited	(i) Debenture (i) Belgian Share Pledge. (iii) Spanish share pledge in respect of the entire issued share capital of Iron Mountain España, S.A..

Miller Data Management Limited	(i) Debenture (ii) French share pledge in respect of 0.1% of the issued share capital of Iron Mountain Holdings (France) SNC.

Iron Mountain Ireland (Holdings) Limited	Irish debenture.

Iron Mountain Ireland Limited	An irish debenture will be granted pursuant to Clause 25.23 (Conditions Subsequent).

Iron Mountain Nederland Holdings B.V.

(i)                                     Dutch share pledge in respect of the entire issued share capital of Iron Mountain Nederland B.V..

(ii)                                  An undisclosed pledge of receivables.

(iii)                               A pledge of bank accounts.

(iv)                              A pledge of moveable assets.

Iron Mountain Nederland B.V.	(i) A deed of mortgage of real property. (ii) A pledge of bank accounts. (iii) An undisclosed pledge of receivables. (iv) A pledge of moveable assets.

4.             Pledged Companies

(a)                                      In relation to Iron Mountain Holdings (France) SNC:

(i)                        a copy, certified as true, of the by-laws (statuts) of Iron Mountain Holdings (France) SNC and an original extract K-bis of Iron Mountain Holdings (France) SNC dated no more than 15 days earlier than the date of receipt by the Facility Agent.

(ii)                     a copy, certified as true, of the shareholders’ resolution of Iron Mountain Holdings (France) SNC approving the Security Trustee as a shareholder upon enforcement of the share pledge agreement over its shares.

(b)                                     In relation to Iron Mountain Belgium NV:

(i)                        a certified copy of the latest coordinated statutes of Iron Mountain Belgium NV;

(ii)                     registered share certificate in respect of the shares in Iron Mountain Belgium NV, bearing the notice referred to in the Belgian share pledge agreement (the “Belgian Share Pledge”) in respect of the entire issues share capital of Iron Mountain Belgium NV;

(iii)                  a photocopy of the relevant pages of the share register bearing the notice referred to in the Belgian Share Pledge;

(iv)                 a  certificate substantially in the form of Schedule 2 of the Belgian Share Pledge.

(c)                                      In relation to Iron Mountain Norge A.S.:

(i)                        a certified copy of the notification from Iron Mountain Holdings (Europe) Limited to Iron Mountain Norge A.S. in respect of the pledge by Iron Mountain Holdings (Europe) of the entire issued share capital of Iron Mountain Norge A.S.;

(ii)                     a certified copy of the confirmation from Iron Mountain Norge A.S. that the notification of the pledge detailed in (i) above has been received by it and that its shares have been pledged;

(iii)                  a certified copy of the confirmation from Iron Mountain Norge A.S. that it is not aware of any right or restriction attaching to the shares which are the subject of the pledge; and

(iv)                 certified transcripts of the updated register of shareholders of Iron Mountain Norge A.S. in which the pledge has been registered.

5.                                 Shares

(a)                                      All share certificates (other than Iron Mountain Ireland (Holdings) Limited) and stock transfer forms duly executed by the relevant Original Obligor in blank in relation to the certificated shares subject to or expressed to be subject to the Transaction Security.

(b)                                     A copy of the register of members of each member of the Group, whose shares are subject to or expressed to be subject to the Transaction Security.

(c)                                      To the extent not delivered under paragraph 1(a) above, a copy of the constitutional documents of each member of the Group whose shares are expressed to be subject to the Transaction Security.

6.                                 Legal Opinions

The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Original Lenders.

(a)                                      A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent in England, as to English law substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                     A legal opinion of the following legal advisers to the Facility Agent and Arranger:

(i)                        Clifford Chance LLP as to Belgian law;

(ii)                     Clifford Chance SELAFA as to French law;

(iii)                  Clifford Chance LLP as to Dutch law;

(iv)                 Clifford Chance S.C as to Spanish law;

(v)                    McCann FitzGerald as to Irish law; and

(vi)                 BA-HR as to Norwegian law.

each substantially in the form distributed to the Original Lenders prior to signing this Agreement.

7.                                 Other Documents and Evidence

A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(a)                                      Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 15 (Fees), Clause 20 (Costs and Expenses) and Clause 16.5 (Stamp Taxes) have been paid or will be paid by the first Utilisation Date.

(b)                                     Due Diligence Report in a form capable of being relied on by the Lenders.

(c)                                      A copy, certified by an authorised signatory of the Parent to be a true copy, of the Original Financial Statements of each Original Obligor.

(d)                                     A copy of the Subordinated Loan Agreement duly executed by the parties thereto.

(e)                                      A certificate of the Parent (signed by a director) certifying that a utilisation request requesting an advance of £123,956,000  on or before the date of the first Utilisation has been made by the Parent in accordance with Clause 2.1 of the Subordinated Loan Agreement.

(f)                                        The Hedging Strategy Letter duly executed by the Parent.

(g)                                     Evidence that upon the date that the first Loan is made:

(i)                        all Financial Indebtedness under the Existing Facilities will be immediately repaid in full and all commitments under the Existing Facilities cancelled; and

(ii)                     all of the existing Security relating to the Existing Facilities will be immediately released.

(h)                                     A Certificate from a director of the Parent that at the time the Parent and each of the Obligors incorporated in Ireland executed this Agreement they form a “group of companies” for the purposes of Section 35 of the Irish Companies Act 1990.

(i)                                         A letter from AON addressed to the Agent, the Arrangers, the Security Trustee, the Lenders, the Ancillary Lenders and the Hedge Banks confirming that the insurance for the Group at the date of this Agreement is at a level acceptable to the Agent and covering appropriate risks carried out by the Group.

(j)                                         Funds flow statement in a form agreed by the Parent and the Agent detailing the proposed movement of funds on the first Utilisation Date.

(k)                                      Pro-forma balance sheet as at the first Utilisation Date.

Part II
Conditions Precedent Required to be
Delivered by an Additional Obligor

1.                                 An Accession Letter executed by the Additional Obligor and the Parent.

2.                                 A copy of the constitutional documents of the Additional Obligor.

3.                                 A copy of a resolution of the board of directors of the Additional Obligor:

(a)                                      approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)                                     authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and

(c)                                      authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)                                     authorising the Parent to act as its agent in connection with the Finance Documents.

4.                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.                                 A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.                                 A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

7.                                 A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in:

(a)                                      this Part II of Schedule 2; and

(b)                                     if the Additional Obligor is listed in Part III (Transaction Security Documents and Security Related Documents to be Delivered by Additional Obligors) of Schedule 2, Part III of Schedule 2 relating to it, is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.                                 If available, the latest audited financial statements of the Additional Obligor.

9.                                 The following legal opinions, each addressed to the Facility Agent, the Security Trustee and the Lenders:

(a)                                      A legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Facility Agent prior to signing the Accession Letter.

(b)                                     If the Additional Obligor is incorporated in a jurisdiction other than England and Wales or executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of incorporation of that Additional Obligor or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Relevant Jurisdiction”) as to the law of the Relevant Jurisdiction and in the form distributed to the Facility Agent prior to signing the Accession Letter.

10.                           If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of Process), if not an Original Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

11.                           In the case of an Additional Obligor incorporated in Spain, the resolutions referred to in paragraphs 3 and 5 above, shall be certified by the secretary or vice-secretary of the board of directors of such Additional Obligor and endorsed by its chairman or vice-chairman, whose signatures shall be legalised by a Spanish notary. In the case of an Additional Borrower incorporated in Spain, a copy of the “Número de Operación Financiera” (“NOF”) (Financial transaction number) allocated by the Bank of Spain to its borrowings.

12.                           The Transaction Security Documents executed by the Additional Obligor which are required by the Facility Agent.

13.                           Any notices or documents required to be given or executed or made under the terms of those Transaction Security Documents.

14.                           An accession memorandum to the Subordination Agreement executed by the Additional Obligor.

15.

(a)                                      If the Additional Obligor is incorporated in England and Wales or Scotland:

(i)                        either a letter from the Parent to the Facility Agent (attaching supporting evidence from the Parent’s English Solicitors) confirming that the Additional Obligor is not prohibited by Section 151 of the Companies Act 1985 from entering into the Finance Documents; and/or

(ii)                     evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to follow the procedures set out in Sections 151 to 158 of the Companies

Act 1985 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.  The following documentary evidence shall be supplied: a copy of the statutory declarations and annexed auditors reports, board resolutions, shareholders resolutions (if applicable), a certificate of that Additional Obligor listing all directors at the time the statutory declarations are made and a non-statutory comfort letter from its auditors regarding its net asset position.  The copy documents shall be certified by an authorised signatory of the Additional Obligor as correct, complete and in full force and effect at a date no earlier than the date of the Accession Letter.

(b)                                     If the Additional Obligor is not incorporated in England and Wales or Scotland, such documentary evidence as legal counsel to the Facility Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

16.                           A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter and each Finance Document to which the Additional Obligor is a party or for the validity and enforceability of any Finance Document or of any Transaction Security created or intended to be created by the Additional Obligor.

Part III

Transaction Security Documents and Security Related Documents to be delivered by Additional Obligors

Name of Additional Obligor	Capacity (Borrower and/or Guarantor)	Description of Transaction Security Document and Transaction Security	Description of Security related documents and other action to be taken by Additional Obligor to protect or perfect or give priority to Transaction Security
[insert name]	[Borrower] [Guarantor]	[insert description]

SCHEDULE 3
Requests

Part IA
Utilisation Request

Loans

From:         [Borrower] [Parent]*

To:             [Facility Agent]

Dated:

Dear Sirs

Iron Mountain Europe Limited – £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 4 March 2004 (the “Facilities Agreement”)

1.                                 [We wish a Loan to be made on the following terms:

(a)	Borrower:	[•]

(b)	Proposed Utilisation Date:	[•]

(c)	Facility to be utilised:	[Term Facility]/[Revolving Facility]**

(d)	Currency of Loan:	[•]

(e)	Amount:	[•]

(f)	Interest Period:	[•]

2.                                 We confirm that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

3.                                 [The proceeds of this Loan should be credited to [account]].

4.                                 This Utilisation Request is irrevocable.

5.                                 Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for
[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*                                                Amend as appropriate.  The Request can be given by the Borrower or by the Parent.

**                                           Select the Facility to be utilised and delete references to the other Facilities.

Part IB
Utilisation Request

Letters of Credit

From:      [Borrower] [Parent](1)

To:          [Facility Agent]

Dated:

Dear Sirs

Iron Mountain Europe Limited – £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 4 March 2004 (the “Facilities Agreement”)

1.                                 We refer to the Facilities Agreement.  This is a Utilisation Request.  Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to arrange for a Letter of Credit to be [issued]/[renewed] by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[•]

(b)	Issuing Bank:	[•]

(c)	Proposed Utilisation Date:	[•]

(d)	Facility to be utilised:	Revolving Facility

(e)	Currency of Letter of Credit:	[•]

(f)	Amount:	[•]

(g)	Term:	[•]

3.                                 We confirm that each condition specified in paragraph (c) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.                                 We attach a copy of the proposed Letter of Credit.

5.                                 [The purpose of this proposed Letter of Credit is [•].](2)

6.                                 This Utilisation Request is irrevocable.

(1)      Not required for a renewal.

(2)      Amend as appropriate.  The Utilisation Request can be given by the Borrower or by the Parent.

authorised signatory for

Part II

Selection Notice

Applicable to a Term Loan

From:      Iron Mountain Europe Limited

To:          [Facility Agent]

Dated:

Dear Sirs

Iron Mountain Europe Limited - £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 4 March 2004 (the “Facilities Agreement”)

We refer to the following Term Loan[s] in [identify currency] with an Interest Period ending on [           ]*

[We request that the above Term Loan[s] be divided into [             ] Term Loans  with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above Term Loan[s] is [     ]].***

We request that the above Term Loan[s] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [                         ].  As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice.  The proceeds of any change in currency should be credited to [account].] .

This Selection Notice is irrevocable.

Terms used in this Request which are not defined in this Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

authorised signatory for
Iron Mountain Europe Limited

* Insert details of all Term Loans in the same currency which have an Interest Period ending on the same date.

** Use this option if division of Loans is requested.

*** Use this option if sub-division is not required.

SCHEDULE 4
Mandatory Cost Formulae

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)                                      in relation to a sterling Loan:

(b)                                     in relation to a Loan in any currency other than sterling:

Where:

A                                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                             is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.3 (Default Interest)) payable for the relevant Interest Period on the Loan.

C                                             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                            is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E                                              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                     “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                      “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Facility Office; and

(b)                                     any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                           The Facility Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with  any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form Of Transfer Certificate

To:             [•] as Facility Agent

From:                           [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Iron Mountain Europe Limited — £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 4 March 2004 (the “Facilities Agreement”)

1.                                 We refer to Clause 27.5 (Procedure for Transfer):

(a)                                      The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for Transfer).

(b)                                     The proposed Transfer Date is [•].

(c)                                      The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

2.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of Responsibility of Existing Lenders).

3.                                 The New Lender hereby expressly consents to the declarations of the Security Trustee made on behalf and in the name of the New Lender as Future Pledgee (as defined in the German Share Pledge Agreement) in the German Share Pledge Agreement. The New Lender confirms that it is aware of the contents of the German Share Pledge Agreement.

4.                                 This Transfer Certificate is governed by English law.

5.                                 Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [•].

[Facility Agent]

By:

SCHEDULE 6
Form Of Accession Letter

To:             [•] as Facility Agent

From:         [[Subsidiary] and Iron Mountain Europe Limited] [Affiliate of Lender]

Dated:

Dear Sirs

Iron Mountain Europe Limited – £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated 4 March 2004 (the “Facilities Agreement”)

1.                                 [Subsidiary] [Affiliate of Lender] agrees to become [an Additional [Borrower]/[Guarantor]] [a Hedging Bank] and to be bound by the terms of the Facilities Agreement, the Subordination Agreement and the other Finance Documents as [an Additional [Borrower]/[Guarantor]] [a Hedge Bank] pursuant to Clause [28.2 (Additional Borrowers)]/[Clause 28.3 (Additional Guarantors)] [Clause 27.8 (Affiliates of Lenders as Hedge Banks)] of the Facility Agreement [and as an [Obligor] pursuant to Clause [•] of the Subordination Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [•]].

2.                                 [Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.                                 [The Parent confirms that no Default is continuing or would occur as a result of a [Subsidiary] becoming an additional Borrower.]*

4.                                 This letter is governed by English law.

5.                                 Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[This Guarantor Accession Letter is entered into by deed.]**

Iron Mountain Europe Limited	[Subsidiary]

NOTES:

*                               Insert if Accession Letter is for an Additional Borrower.

**                        If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor.  This can be overcome by acceding by way of deed.

SCHEDULE 7
Form Of Compliance Certificate

To:             [•] as Facility Agent

From:         Iron Mountain Europe Limited

Dated:

Dear Sirs

Iron Mountain Europe Limited - £200,000,000 Multicurrency Term and Revolving Credit Facilities Agreement dated [•] (the “Facilities Agreement”)

1.                                 We refer to the Facilities Agreement.  This is a Compliance Certificate.

2.                                 We confirm that:

(a)                                      in respect of the Relevant Period ending on [•] EBITDA for such Relevant Period was [•] and Consolidated Net Finance Charges for such Relevant Period were [•].  Therefore EBITDA for such Relevant Period was [•] times Consolidated Net Finance Charges for such Relevant Period and the covenant contained in paragraph (b) of Clause 24.2 (Financial condition) [has/has not] been complied with;

(b)                                     on the last day of the Relevant Period ending on [•] Consolidated Total Net Debt was [•] and EBITDA for such Relevant Period was [•].  Therefore Consolidated Total Net Debt at that time was [greater than or equal to [•] times EBITDA for such Relevant Period]/[less than [•] times EBITDA for such Relevant Period but greater than or equal to [•] times EBITDA for such Relevant Period]/[less than [•] times EBITDA for such Relevant Period].

3.                                 [We confirm that no Default is continuing.]*

4.                                 We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [•].

We confirm that:

(a)                                      the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Guarantors and the aggregate gross assets and aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items) represents not less than [•] per cent of EBITDA, and consolidated gross assets and consolidated turnover of the Group;

(b)                                     the aggregate of the unconsolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Guarantors and the Pledged Companies and the aggregate gross assets and aggregate turnover of the Guarantors and the Pledged Companies (in each case calculated on an unconsolidated basis and excluding all intra-group items) represents not less than [•] per cent of EBITDA, and consolidated gross assets and consolidated turnover of the Group.

Signed

	Director	Finance Director

	of	of

	Iron Mountain Europe Limited	Iron Mountain Europe Limited

[insert applicable certification language]

for and on behalf of
[name of auditors of the Parent]

NOTES:

*                               If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 8
Timetables

Part I

	Loans in euro	Loans in sterling	Loans in other currencies
Facility Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies) and Clause 8.1 (Selection of currency)	—	—	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 13.1 (Selection of Interest Periods and Terms))	U-3 9.30am	U-1 9.30am	U-3 9.30am

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and Clause 8.1 (Selection of currency)	U-3 noon	U-1 noon	U-3 noon

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm	U-1 3.00pm	U-3 3.00pm

Facility Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	U-1 5.00pm	U-1 5.00pm	U-1 5.00pm

Facility Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	U- 2 9.30am	U 9.30am	U-2 9.30am

Facility Agent determines amount of a Term Loan in the Optional Currency in accordance with Clause 8.4 (Same Optional Currency during successive Interest Periods)	U- 2 9.30am	U 9.30am	U-2 9.30am

LIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U”            =          date of utilisation

“U - X”      =          X Business Days prior to date of utilisation

Part II

Letters of Credit

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request for Letters of Credit)	U3 9.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (e) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (e) of Clause 6.5 (Issue of Letters of Credit).

U-3 3.00pm

Delivery of duly completed Renewal Request

“U”         =              date of utilisation

“U-X”     =              Business Days prior to date of utilisation

SCHEDULE 9
Material Companies

Iron Mountain Europe Limited

Iron Mountain (UK) Limited

Iron Mountain Nederland B.V.

SCHEDULE 10
LMA Confidentiality Undertaking

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser’s agent/broker]

Re:          The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We understand that you are considering [acquiring](a)/[arranging the acquisition of](b) an interest in the Agreement (the “Acquisition”).  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.                                 Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)](c) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

(a)      delete if addressee is acting as broker or agent.

(b)     delete if addressee is acting as principal.

(c)  delete as applicable.

2.             Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)                                      to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;2

(b)                                     [subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)]3                subject to the requirements of the Agreement, to any person to (or through) whom you  assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)]3                (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                 Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)]3 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                 Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)]3 above.

5.                                 Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us.  Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                 No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)                                      neither we, [nor our principal](d) nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)                                     we [or our principal](4) or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.                                 No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter.  No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder.  The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.                                 Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or

(d) delete if letter is sent out by the Seller rather than the Seller's broker or agent.

prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.                                 Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,](4) the Borrower and each other member of the Group.

10.                           Third Party Rights

(a)                                      Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)                                     The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                                      The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.                           Governing Law and Jurisdiction

(a)                                      This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)                                     The parties submit to the non-exclusive jurisdiction of the English courts.

12.                           Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of](2) considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To: [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 11

Part I
Existing Retained Facilities

Company Name	Existing Facility	Particulars of Indebtedness	Total commitment as at the date of this Agreement
Societe Civile Immobiliere du Chemin Cornillon	Credit Industriel et Commercial - construction loan secured on Paris building	€83,863	€83,863

Societe Civile Immobiliere du Chemin Cornillon	Banque du Credit Mutuel - construction loan secured on Paris building	€125,696	€125,696

Societe Civile Immobiliere du Chemin Cornillon	Banque Nationale de Paris - construction loan secured on Paris building	€207,154	€207,154

Iron Mountain España S.A.	Banco Santander - 10 year mortgage loan secured on Daganzo building	€1,361,064	€1,500,000

Iron Mountain España S.A.	Banco Sabadell - overdraft facility	In credit	€300,000

Iron Mountain España S.A.	La Caixa - overdraft facility	In credit	€300,000

Iron Mountain Iberica S.L.	Banco Pastor - loan	€1,725	€1,725

Iron Mountain Ireland Limited	Bank of Scotland (formerly ICC Bank plc)- Racking loan	€75,848	€75,848

Iron Mountain Ireland Limited	ACC Bank Asset Finance - Finance Lease (Lansing fork lift)	€8,308	€8,308

Iron Mountain Nederland B.V.	ABN Onroerend Goed Lease B.V. - Finance Lease	€247,877.50	€247,877.50

Company Name	Existing Facility	Particulars of Indebtedness	Total commitment as at the date of this Agreement
Iron Mountain Nederland B.V.	ABN Amro	€104,056	€104,056

Iron Mountain Nederland B.V.	Fortis Bank	€75,203	€75,203

Part II

Existing Retained Security

Company Name	Date of Creation	Type of Security	Chargee	Maximum Amount Secured	Short Particulars
Societe Civile Immobiliere du Chemin Cornillon	08/02/96	Guarantee/ Charge	Banque due Credit Mutuel	€125,696	Building

	08/02/96	Guarantee/ Charge	BNP Paribas	€207,154	Building

	08/02/96	Guarantee/ Charge	CIS Bank	€83,863	Building

Iron Mountain España S.A.	26/12/02	Mortgage	Banco Santander	€1,500,000	Building

Iron Mountain Ireland Limited	23/08/1996 26/06/1998 23/08/1996	Chattel Mortgage Chattel Mortgage Debenture	Bank of Scotland (formerly ICC Bank plc)	€75,848	Racking

	15/03/2001	Guarantee/ Charge	ACC Bank Asset Finance	€8,308	Lansing FLT

Company Name	Date of Creation	Type of Security	Chargee	Maximum Amount Secured	Short Particulars

Iron Mountain Nederland B.V.	1/11/1988 2/5/1989	Deed of Mortgage Second Deed of Mortgage	ABN Onroerend Goed Lease B.V.	€1,043,694.49	Land lease Schepenbergweg 1 in Amsterdam, recorded in the Land Register as municipality of Weesperkarspel, section M, number 254

Iron Mountain Nederland B.V.	25/11/1996 29/12/1997 3/10/2000	Pledges of bank accounts	ABN Amro	€104,056	Bank Accounts: (i) 51.41.09.289 (ii) 51.64.24.556

Iron Mountain Nederland B.V.		Pledge of bank accounts	Fortis Bank	€75,203	Bank Accounts: (i) 24.46.24.070 (ii) 63.18.86.184 (iii) 63.18.86.230

SCHEDULE 12
FORM OF LETTER OF CREDIT

To:          [Beneficiary](the “Beneficiary”)

Date

Irrevocable Standby Letter of Credit no. [•]

At the request of [•], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.                                 Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [·].

“Total L/C Amount” means [·].

2.                                 Issuing Bank’s agreement

(a)                                      The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand.  A Demand must be received by the Issuing Bank by [•] p.m. ([London] time) on the Expiry Date.

(b)                                     Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)                                      The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.                                 Expiry

(a)                                      The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)                                     Unless previously released under paragraph (a) above, on [•] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)                                      When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.                                 Payments

All payments under this Letter of Credit shall be made in [·] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                 Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[

                         ]

6.                                 Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                 ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.                                 Governing Law

This Letter of Credit is governed by English law.

9.                                 Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

NOTES:

*                                        This may need to be amended depending on the currency of payment under the Letter of Credit.

SIGNATURES

THE PARENT

IRON MOUNTAIN EUROPE LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

Attention:	Finance Director

THE ORIGINAL BORROWERS

IRON MOUNTAIN EUROPE LIMITED

RICHARD HODGSON
Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

IRON MOUNTAIN (UK) LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

DOCUMENT AND INFORMATION MANAGEMENT SERVICES LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

THE ORIGINAL GUARANTORS

IRON MOUNTAIN EUROPE LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

IRON MOUNTAIN (UK) LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

DOCUMENT AND INFORMATION MANAGEMENT SERVICES LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

THE DOCUMENT STORAGE COMPANY LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

IRON MOUNTAIN HOLDINGS (EUROPE) LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

MILLER DATA MANAGEMENT LIMITED

By:	RICHARD HODGSON

Address:	Third Floor
Cottons Centre
Tooley Street
London SE1 2TT

Fax:	020 7 939 1507

IRON MOUNTAIN IRELAND (HOLDINGS) LIMITED

By:	CLIVE DRYSDALE

Address:	Unit 17
Crag Terrace
Clondalkin Industrial Estate
Dublin 22

Fax:	+ 353 (0) 1 457 1023

IRON MOUNTAIN IRELAND LIMITED

By:	CLIVE DRYSDALE

Address:	Unit 17
Crag Terrace
Clondalkin Industrial Estate
Dublin 22

Fax:	+ 353 (0) 1 457 1023

IRON MOUNTAIN NEDERLAND HOLDINGS B.V.

By:	RICHARD HODGSON

Address:	Cairostraat 1
3047 BB Rotterdam
Nederland

Fax:	+ 31 (0) 10462 4120

IRON MOUNTAIN NEDERLAND B.V.

By:	RICHARD HODGSON

Address:	Cairostraat 1
3047 BB Rotterdam
Nederland

Fax:	+ 31 (0) 10462 4120

THE ARRANGERS

BARCLAYS CAPITAL (the investment banking division of Barclays Bank PLC)

By:	JOHN LOOMES

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	020 7 773 1572

Attention:	John Loomes

THE GOVERNOR & COMPANY OF THE BANK OF SCOTLAND

By:	NORMAN SCOTT

Address:	3rd Floor
New Uberior House
11 Earl Grey Street
Edinburgh

Fax:	0131 659 0674

Attention:	Fiona Ross

THE FACILITY AGENT

THE GOVERNOR & COMPANY OF THE BANK OF SCOTLAND

By:	NORMAN SCOTT

Address:	Corporate Banking
123 St Vincent Street
Glasgow
G2 5EA

Fax:	0141 207 1205

Attention:	Alison Campbell

THE SECURITY TRUSTEE

THE GOVERNOR & COMPANY OF THE BANK OF SCOTLAND

By:	NORMAN SCOTT

Address:	Corporate Banking
123 St Vincent Street
Glasgow
G2 5EA

Fax:	0141 207 1205

Attention:	Alison Campbell

THE LENDERS

ALLIED IRISH BANKS, P.L.C.

By:	ANDREW ARMAH KWANTRENG

Address:	Corporate Operations
AIB Bankcentre
Ballsbridge
Dublin 4
Ireland

Fax:	020 7 726 8735

Attention:	Antoinette Dunleavy

BARCLAYS BANK PLC

By:	JOHN LOOMES

Address:	Barclays Capital Global Services Unit
7th Floor
10 The South Colonnade
Canary Wharf
London E14 4BB

Fax:	020 7 773 6807

Attention:	Graham Smart

BEAR STEARNS CORPORATE LENDING INC.

By:	KEITH BARNISH

Address:	One Canada Square
Canary Wharf
London E14 5AD

Fax:	020 7 516 5966

Attention:	Neils Ribeiro

HSBC BANK PLC

By:	SHARON HILL

Address:	Specialised Financing
8 Stephenson Place
New Street
Birmingham B2 4NH

Fax:	0121 252 2652

Attention:	Sharon Hill

LLOYDS TSB BANK PLC

By:	SIMON STIRLING

Address:	Corporate Banking
PO Box 908
125 Colmore Row
Birmingham B3 2DS

Fax:	0121 212 0861

Attention:

THE GOVERNOR & COMPANY OF THE BANK OF SCOTLAND

By:	NORMAN SCOTT

Address:	Corporate Banking
123 St Vincent Street
Glasgow G2 5EA

Fax:	0141 207 1205

Attention:	Alison Campbell

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	BRENDAN GILMORE WILL HAYWOOD

Address:	Corporate Relationship Banking
Eastcheap Court
11 Philpot Lane
London
EC3M 8BA

Fax:	020 7 626 2405

Attention:	Brendan Gilmore/Will Haywood